Exhibit 10.1

LAND SALE CONTRACT

(Approximately 341.3 Acres of Property [Jones Spoils], Harris County, Texas)

THE STATE OF TEXAS§

§

COUNTY OF HARRIS§

THIS LAND SALE CONTRACT (this “Contract”) is made and entered into as of the Effective Date (as defined herein), by and between EAST & WEST JONES PLACEMENT AREAS, LLC, a Texas limited liability company formerly known as CPB Properties, LLC, as Seller (“Seller”), and BRIXX TECHNOLOGIES LLC, a Texas limited liability company, as Purchaser (“Purchaser”).

W I T N E S S E T H:

1.Purchase and Sale. Subject to the terms, provisions and conditions hereof, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all but not a part of the following (collectively, the “Property”):

(a)those certain tracts or parcels of land containing, in the aggregate, approximately 341.3 acres in Harris County, Texas, as more particularly described by metes and bounds on Exhibit A-1 hereto, and any and all improvements thereon, if any (collectively, the “Real Property”);

(b)all right, title and interest of Seller in and to (i) a certain Access Easement Agreement (abandoned First St. and Jackson Rd.) dated as of November 1, 2012, recorded under County Clerk’s File No. 20120511585 in the Real Property Records of Harris County, Texas (the “Access Easement”), (ii) a certain reservation of drainage rights to access Cotton Patch Bayou in a Deed dated July 6, 1941, from Harris County Houston Ship Channel Navigation District to Horton & Horton, recorded at Volume 1163, Page 504 in the Real Property Records of Harris County, Texas, and related map recorded in Volume 20, Page 10 of the Map/Plat Records of Harris County, Texas, and (iii) all other rights and appurtenances (including, without limitation, easements appurtenant) to the Real Property, if any, and all right, title and interest of Seller, if any, in and to all other easements or rights of Seller in any roads, streets, alleys, strips or gores of land immediately adjacent to the Real Property, if any (including, without limitation, any rights in abandoned First St. and Jackson Rd.) (collectively, the “Related Rights”);

(c)	all right, title and interest of Seller, if any, in and to the following (the “Intangibles”):

(i)to the extent transferable, all licenses, permits, certificates of occupancy and franchises issued by any federal, state, county or municipal authority relating to the use, maintenance or operation of the Real Property running to or in favor of Seller and pertaining to the Property or otherwise pertaining to the Property, INCLUDING ALL ENVIRONMENTAL AND OTHER PERMITS IN FAVOR OF SELLER OR ITS AFFILIATES RELATING TO OPERATION OF THE PROPERTY AS A DREDGE SPOILS DISPOSAL FACILITY (the “Dredging Permits”), AND INCLUDING ALL PERMITS RELATING TO STORMWATER, DRAINAGE, DISCHARGE OR OUTFALL;

(ii)to the extent transferable, all rights, commitments, reservations, allocations, service agreements, operating agreements and maintenance agreements with respect to the provision of utility service to the Land, including, without limitation, potable water supply, sewage treatment capacity, sanitary sewer line capacity, storm sewer and drainage capacity, and gas, electric, and telephone service;

(iii)to the extent transferable, all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist from or against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating to the Property; and

(iv)to the extent transferrable, any escrows or deposits affecting the Property, including without limitation any escrows or deposits held by The Port of Houston Authority of Harris County, Texas (but specifically excluding the Earnest Money hereunder), if any.

Seller has disclosed that a portion of the Real Property is subject to a certain Industrial District Agreement dated as of August 6, 2012, a copy of which is recorded under Harris County Clerk’s File No. 20120370601 in the Real Property Records of Harris County, Texas, insofar as it relates to the Real Property (the “Industrial District Agreement”) as further detailed in Section 26 below.

2.	Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be the sum of

$34,000,000.00, subject to the adjustments and credits provided hereinbelow. The Purchase Price shall be paid in full in cash at the Closing. Seller and Purchaser acknowledge that the Purchase Price is based upon an estimated acreage and a base price per square foot, but notwithstanding the foregoing, Seller does not warrant the acreage of the Real Property and the Purchase Price shall not be adjusted based on final acreage calculation under the Existing Survey or any Updated Survey.

3.	Earnest Money.

(a)Earnest Money. Within three (3) business days after the Effective Date, Purchaser will deliver to Riverway Title, 3 Riverway, Suite 130, Houston, Texas 77056; Attn: Marc LaRocca; Phone: 713.979.2914 (“Title Company”), the sum of $100,000.00 as earnest money (the “Earnest Money”). If Purchaser fails to timely deliver the Earnest Money, Seller may elect to void this Contract upon written notice to Purchaser. At the election of Purchaser, the Earnest Money will be deposited by the Title Company promptly upon receipt in an interest-bearing money-market account at an FDIC-insured financial institution, with all interest accruing to the tax account of Purchaser (but being considered part of the Earnest Money) provided that Purchaser delivers the Title Company a completed IRS Form W-9 and whatever other documentation is required by the Title Company.

(b)Independent Consideration & Net Earnest Money. $10,000.00 of the Earnest Money is considered the “Independent Consideration” for all purposes of this Contract. Except in the event Purchaser timely elects to terminate this Contract in accordance with Section 8(c) or Section 11(a) hereof, the Independent Consideration shall be non-refundable to Purchaser in all other cases and shall be paid over to Seller in the event of any termination of this Contract for any other reason (but shall apply to the Purchase Price if Closing occurs hereunder). The Earnest Money excluding the Independent Consideration is herein called the “Net Earnest Money.”

(c)Disposition. In the event that this Contract is terminated prior to the consummation of the purchase and sale of the Property in accordance with this Contract, then the Earnest Money shall be delivered as provided herein or as otherwise directed in written instructions signed by both Purchaser and Seller. At the Closing, the Earnest Money shall be applied toward the Purchase Price.

4.	Survey and Title Commitment.

(a)Survey. Within five (5) days after the Effective Date of this Contract, Purchaser shall have access to a copy of Seller’s existing survey of the Real Property prepared by Atkinson Engineers, Inc., dated May 31, 2019, last revised and/or sealed June 18, 2019 (the “Existing Survey”) through an internet-based portal which will be included with the Seller Deliveries (defined below). Within thirty (30) days after the Effective Date, Purchaser shall at its sole cost and expense endeavor to obtain and deliver to Seller and the Title Company a new or updated Category 1A, Condition II (or better at Purchaser’s option, such as ALTA) land title survey of the Real Property with the surveyor’s certificate naming Purchaser (and lenders or other parties Purchaser chooses), the Seller and the Title Company as parties to rely thereon (an “Updated Survey”).

(b)Title Commitment. Within ten (10) days after the Effective Date of this Contract, Purchaser will endeavor to obtain from the Title Company and deliver to Seller an up-to-date, complete and binding commitment for a TLTA Form T-1 Owner’s Policy of Title Insurance covering the Real Property and beneficial easements appurtenant thereto (including specifically the Access Easement if the same is deemed appurtenant to the Real Property) and naming Purchaser as the proposed insured in the full amount of the Purchase Price (the “Title Commitment”), together with best available copies of the recorded exception documents referenced therein (hereinafter referred to as the “Exception Documents”).

5.	Title and Survey Objections.

(a)Objections. Purchaser shall have until seventy (70) days after the Effective Date in which to examine the Updated Survey and title to the Real Property (and all Exception Documents) and to make any written objections to the matters affecting title or disclosed by the Updated Survey. In the event that the Updated Survey or Title Commitment (or any other title information obtained by Purchaser, including Exception Documents) shows any matters that are objectionable to Purchaser (“Objections”) and Purchaser notifies Seller in writing of such objections (an “Objection Notice”) within the time period provided for above in this Section 5(a), Seller may, but shall have no obligation to, undertake efforts to cure such Objections during a period of thirty (30) days after receiving Purchaser's Objection Notice (“Seller’s Cure Period”), with Seller to give written notice to Purchaser within ten (10) days after receipt of the Objection Notice whether Seller will not attempt to cure one or more of the Objections. Seller shall be absolutely obligated to remove only the following items prior to Closing (“Mandatory Cure Items”): (i) any encumbrances of any kind first placed of record against the Real Property by or on account of Seller after the Effective Date, and (ii) all liens set forth on Schedule C to the Title Commitment (other than any liens or lien claims arising from work performed by or under Purchaser). Failure of Seller to remove or cure Mandatory Cure Items is a default by Seller.

(b)Failure to Object or Terminate. If within the time period provided for in Section 5(a), Purchaser fails to notify Seller of its Objection to any matter disclosed by the Updated Survey or Title Commitment (or that could have been disclosed by an Updated Survey or a Title Commitment had it been obtained timely), then Purchaser shall be deemed to have waived objection to such matter, such matter shall be considered an additional Permitted Exception for purposes of this Contract, and the Property, if purchased, shall be purchased subject to such additional Permitted Exception. Purchaser shall have the right to terminate this Contract within the Feasibility Period if Seller has not cured or agreed, in writing, to cure all Objections. If Purchaser fails to terminate within such time, then Purchaser shall be deemed to have waived the Objections that Seller has failed to cure (in the case of expiration of Seller’s Cure Period without all of the same having been properly cured if Seller has not given early notice that it will not attempt to cure such item(s)) or that Seller has stated that it will not cure (in the case of Seller giving early notice of its intent not to attempt to cure); provided that Seller shall remain obligated to cure all Mandatory Cure Items. Notwithstanding the forgoing, the time periods provided for in this Section 5(b) shall in no way affect Purchaser’s right to terminate this Contract for any reason whatsoever or for no reason within the Feasibility Period as otherwise provided in Section 7(b).

(c)	Update of Updated Survey and Title & Updated Objections.

(i)If any update of the Updated Survey obtained prior to Closing (a “Further Updated Survey”) discloses any material defects in or objections to the Real Property that (A) were not shown on the Existing Survey (or the immediately prior Updated or Further Updated Survey) or (B) were not disclosed by the Title Commitment or Exception Documents (“New Objectionable Survey Matters”), then Purchaser may object thereto in written notice given to Seller no later than ten (10) days after its receipt of such Further Updated Survey. Purchaser will deliver any Further Updated Survey obtained by Purchaser to Seller promptly upon Purchaser’s receipt thereof. Seller shall have the same time period and rights to attempt to effectuate a cure as provided in Section 5(a) hereof after receipt of any objection to New Objectionable Survey Matters, except that Seller’s time to attempt to cure shall expire no later than the date of Closing, and Purchaser shall have the right to terminate this Contract if all such New Objectionable Survey Matters are not cured by the earlier of Closing or, as to specific items, five (5) business days after Seller provides notice to Purchaser that it will not or cannot cure any New Objectionable Survey Matter and if Purchaser fails to timely elect to terminate hereunder then Purchaser will be deemed to have waived the applicable New Objectionable Survey Matters and they shall be additional Permitted Exceptions hereunder.

(ii)Seller agrees that, regardless of whether Purchaser shall have furnished to Seller any notice of Objections pursuant to the provisions of Section 5(a), Purchaser may, at any time prior to Closing but in no event later than ten (10) days after receipt of an updated Title Commitment issued after the end of the Feasibility Period, further notify Seller in writing of any material defects in title (i.e., that would have a material adverse impact on the development potential of the Real Property in the sole discretion of Purchaser that does not already substantially exist because of other title matters already deemed approved by Purchaser) that are first reflected on such updated Title Commitment and provide copies to Seller of any documentation evidencing the same (“New Objectionable Title Matters”). In the event of any New Objectionable Title Matters objected to by Purchaser, Seller shall cure the same if they constitute Mandatory Cure Items or as to New Objectionable Title Matters that are not Mandatory Cure Items will have until Closing in which to attempt (without obligation) to cure the same. If such New Objectionable Title Matters that are not Mandatory Cure Items, if any, are not cured by Closing (or Seller notifies Purchaser that Seller will not attempt to cure a New Objectionable Title Matter), then Purchaser, as it sole and exclusive remedy therefor, may elect to terminate this Contract by written notice to Seller given no later than Closing or, if sooner, five

(5) business days after Seller gives Purchaser notice that it will not cure the same and if Purchaser fails to timely exercise such termination right then the New Objectionable Title Matters that are not Mandatory Cure Items will be deemed waived as objections by Purchaser and shall become additional Permitted Exceptions hereunder. If any litigation arises against Seller or the Property between the end of the Feasibility Period that makes Seller unable to deliver title to the Real Property at Closing in all material respects in the condition required by this Contract, provided such litigation was not caused by Purchaser and was not caused by an action of Seller in violation of some restriction or obligation in this Contract (with such violation to be governed by the provisions of Section 11(a) hereof or as otherwise provided under this Contract), then the same will constitute a New Objectionable Title Matter hereunder and Seller shall promptly notify Purchaser of same. Purchaser has no right to terminate this Contract as a result of any matter disclosed by a post- Feasibility Period updated Title Commitment except New Objectionable Title Matters that are timely objected to by Purchaser and not waived or deemed waived by Purchaser under this paragraph or as otherwise provided under this Contract.

(d)Permitted Exceptions. For purposes of this Contract, the term “Permitted Exceptions” means and refers to the following:

(i)the standard form pre-printed or promulgated exceptions in the standard Texas T-1 Title Commitment that relate to survey matters (Schedule B, Item 2) or rights asserted by governmental authorities relating to certain tidelands, filled lands, navigable waters and the like (Schedule B, Item 4);

(ii)a general exception for mineral ownership or mineral development rights (including leases) held by third parties other than Seller, if any;

(iii)the restrictions, easements, covenants, conditions, agreements and other encum- brances of record that are shown as exceptions in the Title Commitment or any update of the Title Commitment issued to Purchaser prior to Closing and that are either (A) not timely objected to by Purchaser as provided in this Section, or (B) are timely objected to by Purchaser but are waived or deemed waived by Purchaser pursuant to the terms of this Contract;

(iv)	all existing and applicable laws, ordinances, regulations affecting the Real Property;

(v)the lien of current taxes not yet due and payable, and subsequent assessments for prior years due to change in land usage or ownership and

(vi)the statutory notice for a Closed Municipal Solid Waste Landfill (“CMSWL”) as further detailed in Section 27(c) below; and

(vii)License and Use agreement dated May 3, 2021 between Agrifos Fertilizer LLC and Exxonmobil Oil Corporation (the “License and Use Agreement”)

(viii)	any liens, claims or encumbrances created or caused by Purchaser or Purchaser’s

Agents.

6.	Access & Inspections by Purchaser.

(a)Permitted Access Activities; Seller Deliveries. At any and all times after the Effective Date hereof while this Contract remains in effect, Purchaser and its agents, employees, representatives and contractors (collectively, “Purchaser’s Agents”), shall have the right to investigate and evaluate the Property and enter upon, inspect, investigate, evaluate and make non-destructive, non-invasive tests of the Real Property (all activities of Purchaser and Purchaser’s Agents on the Real Property permitted hereunder are herein collectively called the “Access Activities”), subject to the following:

(i)It is agreed (without limitation) that (A) geotechnical soil tests to determine the feasibility of construction will be permitted and will not be deemed invasive or destructive testing for purposes hereof, and (B) a Phase I Environmental Site Assessment which Phase I shall be ordered within three (3) days of the Effective Date and completed within forty-five (45) days of the Effective Date. Any invasive environmental testing such as a phase II test will require prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. All Access Activities of Purchaser and/or Purchaser’s Agents shall be at Purchaser's sole risk and shall be subject to the rights of persons in possession of the Property. Purchaser agrees, by the end of the Feasibility Period, to perform all permitted Access Activities that it requires, in its sole and absolute discretion, in order to make a decision whether to purchase the Property and allow its right of termination (with refund of Net Earnest Money) to expire under Section 7 hereof. Seller may require that its agent(s) or employee(s) (or selected consultant(s)) accompany Purchaser and Purchaser’s Agents during any entry to the Property for any Access Activities, but in such event, Seller shall reasonably cooperate with Purchaser in scheduling such entry. Purchaser and Purchaser’s Agents shall not enter the Property hereunder except upon prior scheduling with Seller stating the specific reason for entry and the Access Activities to be conducted during such visit.

(ii)Seller agrees to reasonably cooperate with Purchaser, at no material cost to Seller, as Purchaser reasonably requests in order to assist Purchaser in performing Access Activities. Further, subject to the limitations and restrictions below, Seller shall provide to Purchaser within ten (10) days after the Effective Date (either by physical delivery of copies or creation of a virtual online server room accessible to Purchaser via email link and passwords provided by Seller) true and correct copies of the following information and data to the extent in Seller’s possession, custody or control (excluding the Excluded Materials as herein defined, but including also any Property information, whether listed below or not, provided by Seller to Purchaser prior to the Effective Date, the “Seller Deliveries”):

(A)	a copy of Seller’s Existing Survey;

(B)all data and materials arising from prior Phase I and Phase II environmental assessments, or similar environmental testing, and testing of soil and groundwater, and any prior geotechnical or geophysical or engineering studies or reports, if any, related to the Real Property;

(C)both of the following (i) all material records regarding Seller’s acceptance of dredge fill/disposal material at the Real Property, which includes data provided to Seller by the United States Army Corps of Engineers, other governmental entities, businesses requesting to place dredge material into and onto the Real Property, or otherwise generated or maintained in the course of Seller's operations, and (ii) all material records previously received or obtained by Seller, if any, as to any dredge fill/disposal material deposited at or upon the Property by or under any operator or owner of the Property prior to Seller’s ownership thereof;

(D)copies of all licenses, permits and certificates issued by any federal, state, county or municipal authority relating to the use, maintenance or operation of the Real Property in favor of Seller and pertaining to the Property;

(E)a copy of the Industrial District Agreement(s) and all amendments and modifications thereof;

(F)copies of Property tax bills for the preceding two (2) calendar years, including any information reflecting payments and assessments (if any) made to or by Seller under the Industrial District Agreement, if any;

(G)	copies of all utility letters and utilities reports obtained by Seller for the Real

Property, if any;

(H)	a copy of the License and Use Agreement;

(I)Copy of Seller’s most recent title policy (redacted to delete insured value and premium charged); and

(J)names, place and cause number of any pending litigation that currently affects Seller or the Property or that would affect the Property after Closing or that would or reasonable could be foreseen to affect Seller’s ability to perform this Contract.

For purposes hereof (other than meeting the above deadline for delivery of listed Seller Deliveries items), any and all other information and data duly provided by Seller to Purchaser during the term of this Contract will also constitute Seller Deliveries hereunder. For purposes hereof, “Excluded Materials” means (A) Seller’s internal email correspondence; (B) projections, estimates and internally developed or proposed plans, analysis or computations prepared by Seller, (C) any material that is protected by attorney-client privilege,

(D) any material that is covered by a confidentiality or non-disclosure agreement of Seller that prohibits its disclosure, (E) appraisals and valuations, and (F) matters related to negotiation of the contract for Seller’s purchase of the Property or negotiations for this or any other proposed sale or development of the Property. Except as otherwise expressly provided in this Contract, Seller is not liable for any omissions in Seller Deliveries and Seller does not warrant or represent anything about the Seller Deliveries, including, without limitation, that the Seller Deliveries are complete, accurate or comprehensive, but Seller represents that it has no actual knowledge of any material error or omission in any such materials. Purchaser is not entitled to and shall not rely upon any Seller Deliveries and agrees that it must verify all information and data that may be covered by any Seller Deliveries by Purchaser’s own independent tests, studies and investigations. Seller agrees upon Purchaser’s written request from time to time during the time that this Contract remains in effect but only during the Feasibility Period (defined below) to provide, at no cost to Seller, reasonable assistance with Purchaser’s efforts to apply for and obtain appropriate reservation letters or commitment letters for necessary water, storm, gas, electricity from utility companies or governmental authorities, provided that (a) no such reservation or commitment letters shall in any way bind Seller (before Closing or after Closing or termination of this Contract) to pay any fees or make any improvements or do anything or incur any expense, and (b) Seller is in no way responsible or liable for the success or failure of Purchaser’s efforts to obtain such utility reservations or commitments and Purchaser’s sole remedy for failure to obtain assurances regarding the same shall be to terminate this Contract during the Feasibility Period should it choose not to take risks of inability to obtain the same.

(iii)If requested in writing by Seller, within ten (10) days after any termination of the Contract by Purchaser, Purchaser agrees to provide Seller, upon written request and reimbursement of Purchaser’s costs therefor, with a full and complete copy of each third-party survey, study, test or inspection report prepared for Purchaser relating to the Real Property to the extent not already provided by Purchaser, but shall not provide Seller with results of any environmental review(s) or environmental reports done by or for Purchaser except if Seller specifically requests the same while this Contract remains in effect or within thirty (30) days following any termination of this Contract for any reason. The obligation of Purchaser to provide Seller such information and reports survives expiration or termination of this Contract. Purchaser makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in any such information provided to Seller under this subsection.

(b)Insurance. Notwithstanding anything else herein, prior to any entry onto the Real Property by Purchaser or any Purchaser Agents for purposes of any inspections or conducting of any Access Activities, Purchaser shall have in effect (if its own employees or representatives are to enter the Real Property), and cause each of Purchaser’s Agents that is a consultant or independent contractor who will enter the Real Property, to have in effect commercial general liability insurance (in combination with umbrella liability coverage in any combination, with follow underlying form coverage) naming Seller as an additional insured under an additional insured endorsement form reasonably acceptable to Seller, with combined aggregate limits for property damage and bodily injury (including death) of not less than $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate of unused limits covering (at least as to the additional insured) from the first dollar of loss and providing coverage on an “occurrence” (not claims-made) basis. Prior to any entries onto the Real Property under this Section 6 by Purchaser or Purchaser’s Agents, as applicable, Purchaser shall provide Seller certificates of insurance evidencing such required coverages, which insurance shall remain in effect during the period that the Access Activities are being conducted on the Real Property.

(c)Purchaser Indemnity and Repairs. Purchaser shall and hereby agrees to indemnify, defend and hold harmless Seller, its agents, employees, lenders and affiliates, from and against any and all, claims, liabilities, actions, suits, proceedings, judgments, damages, losses, injury, costs, fees and expenses, including, without limitation, costs of court and attorney's fees, to the extent arising in any way out of or in connection with any Access Activities of Purchaser or Purchaser’s Agents upon the Real Property; provided, however, the foregoing indemnity shall not apply with respect to the mere discovery by Purchaser, or the reporting (only if advised by legal counsel or other consultant that it has the obligation to report) or failure to report, any pre-existing conditions, or to the extent arising from any negligence or willful misconduct of Seller or its agents, employees, lenders and affiliates. Upon conclusion of each Access Activity hereunder, Purchaser shall promptly and diligently restore any portion of the Real Property disturbed by such Access Activity to, in all material respects, the condition that existed immediately prior to the same, including offsite disposal, within seven (7) days of generation by or under Purchaser, of any soil, water or other media or waste materials associated with Access Activities. Notwithstanding anything to the contrary or apparent contrary elsewhere in this Contract, the indemnity, defense, hold harmless and repair obligations of Purchaser under this Section shall survive the expiration or termination of this Contract for any reason.

7.	Feasibility Period (Study) Contingency.

(a)Notwithstanding any provision in this Contract to the contrary, Seller hereby acknowledges and agrees that, for a period commencing on the Effective Date of this Contract and expiring ninety (90) days thereafter (if and as extended as provided below, the “Feasibility Period”), Purchaser shall have the right and option to conduct any and all Access Activities that Purchaser, in its sole and absolute discretion, desires pursuant to Section 6 hereof (subject to the limitations of Section 6). Although Purchaser is not obligated to give any specific reasons for exercise of its termination right during the Feasibility Period, Purchaser expressly agrees that it will never give as a written reason for termination of this Contract under this Section 7 that it is dissatisfied with the environmental condition of the Real Property or stating in writing any specific environmental conditions (if any) that it may have discovered, if any.

(b)If the Access Activities conducted by Purchaser reveal that the Property is not suitable, in Purchaser's sole and exclusive judgment, for Purchaser's intended use of the Property, or if Purchaser is dissatisfied with the Property for any reason whatsoever or for no reason, then Purchaser, at Purchaser's option and discretion, shall have the right to terminate this Contract by giving written notice of such termination to Seller in accordance with Section 17 hereof, on or before the last day of the Feasibility Period. If Purchaser terminates this Contract under this Section 7, then: (i) the Independent Consideration shall be forfeited to Seller as full payment and consideration for the Feasibility Period granted herein; (ii) the Net Earnest Money deposited by Purchaser with the Title Company shall be immediately refunded to Purchaser free and clear of all rights and claims of Seller with respect thereto; and

(iii) neither Purchaser nor Seller shall have any further rights or obligations under this Contract except the Surviving Obligations (hereinafter defined). For purposes hereof, the “Surviving Obligations” mean the obligations of Purchaser under Section 6 hereof and any other obligations of the parties that are expressly stated in this Contract to survive expiration or termination of this Contract.

(c)During the Feasibility Period, Seller and Purchaser shall discuss the terms of a proposed right of first refusal for Seller to have the right to perform any third-party dredging work at the Property that Purchaser desires to perform after Closing; such agreement to contain provisions for the mutual indemnification and release of the parties upon such terms as may be agreed by the parties. It is expressly agreed, however, that it shall not be a requirement, contingency or condition to Closing that the parties reach any such agreement with respect to such proposed right of first refusal related to post-closing dredging work on the Property and the failure of the parties to reach any such agreement, for whatever reason, or no reason, shall not constitute or be deemed an event of default hereunder by either party.

8.	Representations and Warranties; Seller Disclaimers.

(a)DISCLAIMER. EXCEPT FOR THE EXPRESS (LIMITED) REPRESENTATIONS AND/OR WARRANTIES OF SELLER CONTAINED IN SECTION 8(b) HEREOF (SUBJECT TO THE LIMITATIONS AND RESTRICTIONS HEREIN), AND THE APPLICABLE WARRANTY OF TITLE TO BE CONTAINED IN THE DEED OR OTHER CLOSING DOCUMENTS (WHEN AND IF CLOSING OCCURS) (COLLECTIVELY, THE “SELLER EXPRESS WARRANTIES”), PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY OF THE REAL PROPERTY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT OR DESIRE TO CONDUCT THEREON OR THEREWITH, AND THE SUITABILITY OF THE REAL PROPERTY FOR CONSTRUCTION OF IMPROVEMENTS OR THE AVAILABILITY OF UTILITIES TO THE PROPERTY, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, BUILDING, FIRE AND SAFETY CODES, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE QUALITY, STATE OF REPAIR OR LACK OF REPAIR OR CONDITION OF THE PROPERTY, (H) THE QUALITY, ENFORCEABILITY, ASSIGNABILITY, VALUE, DESIRABILITY OF TERMS, AND/OR LEGAL INTERPRETATION OF ANY PART OF THE PROPERTY THAT IS COMPRISED OF CONTRACTS OR INTANGIBLES, AND (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY OR THE AREA IN WHICH IT IS LOCATED. EXCEPT FOR THE SELLER EXPRESS WARRANTIES, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING WHETHER THE PROPERTY DOES OR DOES NOT CONTAIN ANY HAZARDOUS, TOXIC OR REGULATED MATERIALS, INCLUDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR REGARDING WHETHER THE PROPERTY COMPLIES WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY

HAZARDOUS SUBSTANCES, AS DEFINED BELOW. EXCEPT FOR THE SELLER EXPRESS WARRANTIES, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT, INVESTIGATE AND TEST THE PROPERTY HEREUNDER, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND HAS NOT RELIED AND WILL NOT RELY ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER HEREUNDER OR PROVIDED HEREAFTER (WHETHER OR NOT REQUIRED TO BE PROVIDED UNDER THE TERM OF THIS CONTRACT). PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS ADVISED PURCHASER THAT IT HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, COMPETENCY OR COMPLETENESS OF SUCH INFORMATION EXCEPT FOR THE SELLER EXPRESS WARRANTIES. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME IS A SELLER EXPRESS WARRANTY CONTAINED HEREIN OR IN A DULY EXECUTED WRITTEN AMENDMENT HERETO. OTHER THAN THE SELLER EXPRESS WARRANTIES, THE SALE OF THE PROPERTY IS MADE ON AN “AS IS” CONDITION AND BASIS “WITH ALL FAULTS.” IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE DISCLAIMERS AND OTHER

PROVISIONS OF THIS SECTION 8(a) SURVIVE CLOSING. For purposes hereof, “Hazardous Substances” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), or the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended (“RCRA”), the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, the Clean Air Act, any federal, state or local so-called “Superfund” or “Superlien” statute, or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substances, or any other federal, state or local law, ordinance, rule or regulation applicable to the Real Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (pcbs), radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves (collectively, the “Hazardous Substance Laws”).

(b)Seller’s Limited Representations.As Seller’s sole and exclusive representations to Purchaser regarding the Property and this transaction, Seller hereby represents and warrants to Purchaser that:

(i)Seller is a limited liability company organized and validly existing under the laws of the State of Texas and is in good standing (“active”) per the Office of the Comptroller of the State of Texas.

(ii)Seller has full right, power, and authority to execute and deliver this Contract and to consummate the purchase and sale transaction provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Contract, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms. The individuals executing this Contract on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof. On or before the Closing Date, the individuals acting on behalf of Seller to execute the Closing documents to be executed by Seller under this Contract will have the legal power, right, and actual authority to bind Seller to the terms and conditions thereof.

(iii)Seller has sole and exclusive possession of the Real Property and there are no parties in possession of any portion of the Real Property or improvements thereon other than Seller. Seller has not entered into any lease, license or other agreement affecting the Property which grants or permits use, possession or occupancy or any portion of the Property to any other person.

(iv)Seller has not granted to any third-party, and to Seller’s Knowledge no other person has, any right or option to acquire the Property or any part thereof.

(v)There are no actions, suits, claims, assessments, or proceedings pending or, to Seller’s Knowledge, threatened against Seller that could materially and adversely affect the ownership, operation, or maintenance of the Property (or that may bind the Property after Closing) or Seller’s ability to perform (or prevent Seller from performing) its obligations hereunder or pending or threatened against the Property, including, without limitation, any condemnation, annexation or eminent domain proceedings or proceedings related to inclusion in any extraterritorial jurisdiction. The following matter has been settled and dismissed: ExxonMobil Oil Corporation v. Orion Group Holdings, Inc., East & West Jones Placement Areas, LLC, and Affolter Contracting Co., Inc., Cause No. 2023-06570, in the 270th Judicial District Court of Harris County, Texas.

(vi)Seller has not received any written notice from any governmental authority that Seller’s current operation of the Real Property is being conducted in violation of any applicable laws, ordinances, regulations or legal requirements, and, to Seller’s Knowledge, currently there are no material violations of any federal or municipal laws, zoning and other ordinances, orders, regulations and requirements affecting the Real Property or any portion thereof (including any violations of or with respect to the Real Property and the conduct of business operations thereon) which are unresolved.

(vii)The Industrial District Agreement has not been amended by Seller or any affiliate of Seller since its initial execution and is in full force and effect, is in the form recorded in the Real Property Records of Harris County, Texas, and has not otherwise been amended.

(viii)Seller has not received written notice that it is in default of its obligations, if any, under the Industrial District Agreement (except that, since its ownership of the Real Property, Seller has not been receiving any assessments/PILOT invoices and has not paid any).

(ix)Seller is not party to or bound by any contracts, agreements or commitments that will or may bind the Real Property or Purchaser after Closing other than the Permitted Exceptions, the Industrial District Agreement and any matters or agreements delivered to Purchaser as Seller Deliveries hereunder.

(x)Seller has not entered into any unrecorded agreements or contracts relating to or affecting the Property and, to Seller’s Knowledge, there are no unrecorded agreements or contracts relating to or affecting the Property which would remain in effect after the Closing.

(xi)Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(xii)Seller has not received written notice from any governmental authority of nor is the Real Property subject to any actual or threatened special assessment. All Seller-owned improvements in, on and with respect to the Real Property have been fully paid for. Seller has received no written notice from any governmental authority of nor are there any assessments against the Real Property for public improvements.

(xiii)Seller is not a party to, subject to or bound by any agreement or other document or any judgment, order, law or decree, which would prevent or be violated by any of the items set forth below;

and no approval, order, authorization or consent of any governmental authority or any other person or entity, which has not been obtained, is required for or will arise out of any of the items set forth below:

(A)the execution, delivery and performance of this Contract and any other agreements, obligations and instruments referred to in or contemplated by this Contract; or

(B)the deeding, conveyancing, assignment or other transfer to Purchaser of the Property in accordance with this Contract.

(xiv)To Seller’s Knowledge, except as disclosed in this Contract or Seller Deliveries (it being further expressly stipulated that for purposes hereof any judgment or determination made by any third party in the Seller Deliveries as to whether any noted substance or Hazardous Material is Hazardous Material or is “actionable”, or “minor vs. major” or in violation, or not, of Hazardous Substances Laws is fully relied upon by Seller (and the Seller Knowledge Parties) and such Seller Knowledge Parties are not required to make an independent determination of such matters beyond the conclusions made by the third party in such Seller Deliveries):

(A)	the Real Property is not in violation of any Hazardous Substance Laws;

(B)	no underground storage tanks are located on the Real Property;

(C)no material substances which contain gasoline, diesel fuel, oil, or any other petroleum hydrocarbons have been disposed of on the Property.

(D)other than local background levels or minor, non-actionable contaminations, there is no material contamination of the soil, surface water and ground water of, under, on or around the Property by any Hazardous Substances; and

(E)no investigation, administrative order, administrative order by consent, consent order, agreement, litigation or settlement is proposed or in existence or threatened or under consideration, with respect to or arising from the presence of any Hazardous Substances or in connection with any Hazardous Substance Laws with respect to the Property.

(xv)No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s Knowledge, threatened, against Seller.

(xvi)Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transactions contemplated by this Contract, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Contract, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transactions contemplated by this Contract, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transactions contemplated by this Contract or this Contract is or will be in violation of applicable law.

(xvii)To Seller’s Knowledge, notwithstanding anything contained in Section 6(a) to the contrary (i) the Seller Deliveries do not contain any materially inaccurate or misleading information except to the extent disclosed to Purchaser in writing and (ii) the Seller Deliveries include all material environmental documentation related to the Real Property in Seller’s possession, custody or control, it being further expressly stipulated that, for purposes hereof, without limitation of the otherwise provided definition of Seller’s Knowledge, the Seller Knowledge Parties (defined below) are not required to make an independent judgment or determination as to any conclusions made by any third party professional or expert in such Seller Deliveries.

For purposes hereof, “Seller's Knowledge” or “Actual Knowledge” shall mean and include only the actual personal (conscious) knowledge of John R. Bader, Senior Vice President of Seller, or E. Chipman Earle, Executive VP, General Counsel, Chief Administrative, Compliance Officer and Corporate Secretary of Seller (each a “Seller Knowledge Party”), to the extent the same is within in the actual personal knowledge of the Seller Knowledge Party named above, without duty of inquiry or investigation except to the extent stated below, and expressly excluding implied, imputed or constructive knowledge of Seller or such Seller Knowledge Party, with Seller representing that the Seller Knowledge Party has been a primary caretaker for the Property or general counsel within Seller’s company, provided, however, that Seller’s Knowledge specifically includes diligence done by the Seller Knowledge Parties prior to the Effective Date hereof. The reference herein to the knowledge of the Seller Knowledge Parties as defining Seller’s Knowledge for purposes hereof shall not render either such individual Seller Knowledge Party personally liable under this Contract in any respect and Purchaser hereby expressly releases and waives any right of personal claims against the Seller Knowledge Party arising from the representations and warranties of Seller contained herein or any other aspect of performance or non-performance of this Contract. The representations and warranties of Seller set forth herein, as updated by the certificate of Seller to be delivered to Purchaser at Closing, shall expressly survive Closing for the Survival Period detailed below.

(c)Remedies for Seller Breach. If any of Seller’s representations and warranties set forth in this Section 8 is untrue in any material respect prior to Closing, then Purchaser shall have the right, as its sole and exclusive remedy, to terminate this Contract by delivering notice to Seller no later than the date required for Closing hereunder, whereupon the full Earnest Money (inclusive of all Independent Consideration) shall be returned to Purchaser and Seller shall promptly pay to Purchaser the amount of Purchaser’s Pursuit Costs, as hereinafter defined, that are demanded and reasonably documented by Purchaser. Purchaser agrees to use commercially reasonable efforts to provide Seller prompt and reasonably specific written notice within ten (10) days after Purchaser obtains actual knowledge that any of Seller’s representations and warranties set forth in this Section 8 are untrue in any material respect prior to Closing, but any failure to give such notice shall in no way be deemed a waiver of such breach and Purchaser’s rights as otherwise provided in this subsection (c). If Purchaser consummates the Closing with actual knowledge of a breach of representation or warranty by Seller, then Purchaser shall be deemed to have waived any objection, right or remedy against Seller for such breach. All of Seller’s express representations and warranties herein (as re-given by Seller at Closing as modified to accommodate changes in Seller’s Knowledge between the Effective Date and Closing), unless deemed waived by Purchaser, shall survive the Closing for a period of one (1) year (the “Survival Period”). If Purchaser does not notify Seller of the breach of any of its representations or warranties set forth in this Contract prior to the expiration of the Survival Period and within six (6) months thereafter institute a lawsuit against Seller therefor in a court of competent jurisdiction, then Purchaser shall be deemed to have waived all of its rights to claim and sue for any breach by Seller of any of its representations and warranties made in this Contract (as such claims may be limited or restricted by any other provision of this Contract, including, without limitation, Section 11(d) hereof). If any provision of applicable law does not permit the parties to agree by contract to the period of the Survival Period for Purchaser to give Seller notice of claims and/or to bring suit on claims for breaches of representations and warranties of Seller herein, then the parties agree that the time for Purchaser to give Seller written notice of such claims with reasonable specificity, and the time period for Purchaser to file suit on such claims, shall each be such longer period as is the shortest period that the parties may agree to by contract for such notice or filing of suit by Purchaser. The provisions of this paragraph survive Closing under this Contract or termination of this Contract for any reason; provided, however, Purchaser’s remedies hereunder from a Seller’s breach of representations and/or warranties herein shall not be limited by the provisions of Section 11(d) below. As used herein, “Pursuit Costs” shall mean the following amounts not to exceed, in the aggregate, Two Hundred and Fifty Thousand and no/100 Dollars ($250,000.00), provided that if, in compliance with Section 6, Purchaser performs a Phase 2 Environmental Site Assessment of the Real Property, such maximum aggregate amount shall be increased to Five Hundred Thousand and no/100 Dollars ($500,000.00): the actual, out-of-pocket fees, costs and expenses incurred by Purchaser and paid to third parties in connection with this Contract, conducting due diligence with respect to the Property, and in pursuing and obtaining financing for its acquisition of the Property, including, without limitation, attorney’s fees and costs, the costs and fees of environmental consultants, tax advisors, engineers, and other consultants, and any non-refundable lender deposits, loan commitment fees or interest rate-lock fees, to the extent the same are demanded and reasonably documented by Purchaser in written notice with supporting materials delivered to Seller no later than thirty (30) days after Purchaser’s election to terminate hereunder.

If prior to the Closing, Seller becomes aware that any representation or warranty of Seller set forth in this Contract that was true and correct on the Effective Date has become materially incorrect or inaccurate due to changes in conditions or the discovery by Seller of information of which Seller was unaware on the Effective Date, then Seller shall promptly notify Purchaser thereof, with specificity. If Seller does not, upon the written request of Purchaser, cause, at Seller's expense a change in the underlying facts to make such representation or warranty no longer incorrect or inaccurate prior to Closing, then Purchaser, as its sole and exclusive remedy, shall have the right, upon written notice delivered to Seller given prior to the Closing, to terminate this Contract whereupon the full Earnest Money (inclusive of all Independent Consideration) shall be returned to Purchaser Seller shall promptly pay to Purchaser the amount of Purchaser’s Pursuit Costs. If Purchaser does not elect to terminate this Contract as provided in this subparagraph, Purchaser shall be deemed to have waived any objection to such untrue or inaccurate representation.

(d)Purchaser’s Limited Representations. As Purchaser’s sole and exclusive representations to Seller regarding this transaction, Purchaser hereby represents and warrants to Seller that:

(i)Purchaser is a limited liability company organized and validly existing under the laws of the State of Texas and is in good standing (“active”) per the Office of the Comptroller of the State of Texas.

(ii)Purchaser has full right, power, and authority to execute and deliver this Contract and to consummate the purchase and sale transaction provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Contract, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms. The individuals executing this Contract on behalf of Purchaser have the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof. On or before the Closing Date, the individuals acting on behalf of Purchaser to execute the Closing documents to be executed by Purchaser under this Contract will have the legal power, right, and actual authority to bind Purchaser to the terms and conditions thereof.

(iii)There are no actions, suits, claims, assessments, or proceedings pending or, to Purchaser’s actual knowledge, overtly threatened in written notice against Purchaser that could prevent or materially and adversely affect with Purchaser’s full performance of its obligations hereunder.

(iv)Purchaser has no current intention of developing or using the Real Property for residential purposes and the Real Property is not considered by Purchaser as residential property.

(v)Purchaser is not a party to, subject to or bound by any agreement or other document or any judgment, order, law or decree, which would prevent or be violated by any of the items set forth below; and no approval, order, authorization or consent of any governmental authority or any other person or entity, which has not been obtained, is required for or will arise out of any of the items set forth below:

(A)the execution, delivery and performance of this Contract and any other agreements, obligations and instruments referred to in or contemplated by this Contract; or

(B)	the performance of the Closing pursuant to this Contract.

(vi)Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transactions contemplated by this Contract, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Contract, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in the transactions contemplated by this Contract, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated by this Contract or this Contract is or will be in violation of applicable law.

(e)	Waiver. To the extent permitted by applicable law, including but not limited to Section

16.070 of the Texas Civil Practices and Remedies Code, and except as may be otherwise expressly provided in this Agreement, all causes of action accruing to any party shall be brought no later than the earlier of (i) the applicable statute of limitations, or (ii) the later of the following:

(i)	the date two years from the Closing; or

(ii)the date two years following the date on which the cause of action shall have accrued. Any longer statute of limitations period for the bringing of such actions is hereby waived.

9.Certain Covenants of Seller. In addition to the other covenants of Seller set forth elsewhere in this Contract, Seller covenants and agrees that during the term of this Contract Seller will not, without the prior written consent of Purchaser: (i) plat, restrict or encumber any portion of the Real Property (excluding rights obtained by condemnation); (ii) place or permit to be placed on, or remove or permit to be removed from, the Real Property any improvements of any material kind that are owned by Seller; (iii) assign, transfer, convey or knowingly relinquish any utility rights or capacities relating to the Real Property, if any; (iv) dissolve, or alter or amend its organizational documents in any manner that would interfere with Seller's ability to perform any of its obligations under this Contract; (v) restart operation of the Real Property as a dredge spoils disposal facility in any manner; (vi) amend, modify or amend the Industrial District Agreement or enter into any new agreement regarding the Property that will survive Closing; (vii) make any material alterations to the Property except with the prior written consent of Purchaser, which consent shall not unreasonably be withheld, conditioned or delayed; or (viii) take or consent to any action that would affect the zoning, access, utility availability or other condition of the Property or any portion thereof. Seller further covenants and agrees that during the term of this Contract Seller shall maintain in effect all of Seller’s fire and extended coverage, liability and hazard insurance with respect to the Property and Seller’s operations thereon currently in force as of the Effective Date and promptly notify Purchaser in the event Seller receives written notice from any governmental authority alleging any violation with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property.

10.The Closing. The consummation of the sale and purchase of the Property pursuant to this Contract (the “Closing”) shall be held on the 30th day after the expiration of the Feasibility Period or such earlier date as may be mutually agreed upon in writing by Seller and Purchaser; provided, however, that in no event shall the Closing occur later than June 14, 2024 without the written consent of Seller. The Closing shall be held at the offices of the Title Company or such other place as may be agreed to in writing by Purchaser and Seller, but shall be completed by “escrow delivery” of all required documents and funds by each party as required for Closing no later than 3:00 p.m., local Houston time, on the Closing Date rather than by personal attendance at the Closing, and each party authorizing Closing and disbursement of funds by the Title Company (provided that the other party has met its Closing obligations hereunder) no later than 5:00 p.m., local Houston time, on the Closing Date. The exact day that the Closing occurs hereunder is herein called the “Closing Date.”

(a)Seller Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller's sole cost and expense, the following, which delivery obligations shall be conditions concurrent with Purchaser's Closing obligations:

(i)A Special Warranty Deed (the “Deed”) in the form attached hereto as Exhibit B-1 (and made a part hereof for all purposes as an agreed form only), fully executed and acknowledged by Seller, subject to the Permitted Exceptions. At Purchaser's request, the Deed shall be modified to reserve a vendor's lien in favor of a third-party lender from whom Purchaser is obtaining acquisition and/or development financing, if applicable, but assigned over from Seller to such lender without recourse or warranty. The metes and bounds description used in the Deed shall be the description provided with the Existing Survey unless Seller accepts the legal description from an Updated Survey obtained by Purchaser, which approval by Seller will not be unreasonable withheld, conditioned or delayed, and otherwise the legal description from an Updated Survey shall be quitclaimed or additionally conveyed without warranty or its equivalent to Purchaser. The Deed will contain use restrictions as set forth therein.

(ii)A Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B-2, by which Seller assigns to Purchaser all right, title and interest of Seller, if any, in and to the Intangibles and Purchaser accepts the Intangibles (the “Bill of Sale & Assignment”);

(iii)An Assignment and Assumption Agreement in the form required pursuant to the terms of the Industrial District Agreement by which Seller assigns to Purchaser all right, title and interest of Seller thereunder (the “Assignment Under Industrial District Agreement”);

(iv)At Seller’s sole cost and expense except as set forth below, a Texas standard form of Owner’s Policy of Title Insurance as prescribed by the Texas State Board of Insurance (the “Owner’s Policy”), dated as of the Closing Date and issued by the Title Company, insuring Purchaser's fee simple title to the Property in the full amount of the Purchase Price pursuant to the most recent Title Commitment issued by the Title Company approved by Purchaser before Closing. The Owner’s Policy shall be subject to all promulgated form exceptions in the Title Commitment and the Permitted Exceptions; provided, however, that, as to promulgated or pre-printed form exceptions:

(A)the standard survey exception (i.e., Item 2 of Schedule B of the standard title commitment form) may, at Purchaser’s option and expense and if permitted with the Survey or an Updated Survey obtained by Purchaser, be modified to read “shortages in area” only (other specific exceptions may be made based on matters actually shown on the Survey and Updated Survey);

(B)the exception for liens for standby fees and taxes (etc.) shall be completed to refer to the year of Closing in the blank provided for a tax year in that form exception;

(C)	the exception for restrictive covenants shall be deleted if there are none of record; and

(D)Purchaser may obtain, at its sole expense, such other endorsements and deletions from the standard Owner’s Policy as are (1) available under applicable Title Insurance regulations, (2) offered by the Title Company, and (3) paid for by Purchaser and as to which all conditions for issuance have been met by Purchaser at Purchaser’s sole expense by Closing.

(iv)The Certificate as to Non-Foreign Status described in Section 14 hereof, fully executed and acknowledged by Seller.

(v)Complete and full possession of the Real Property, including any and all improvements thereon, free and clear of all tenancies and leaseholds of every kind and all parties in possession except those having rights under the Permitted Exceptions.

(vi)A certificate of Seller, duly executed by Seller, confirming that all of the representations and warranties of Seller contained in Section 8(b) hereof are, subject to the qualifications contained therein, true and correct in all material respects as of the Closing Date.

(vii)Such authority documentation as the Title Company shall reasonably require to confirm Seller’s authority to consummate the Closing and convey the Property to Purchaser as herein provided.

(viii)Any notice of deed restrictions required under applicable law, any notices of the CMSWLF, and any notice of utility district disclosures as required by law or Title Company underwriting, if applicable.

(ix)An affidavit as to debts, liens and possession in favor of the Title Company in form reasonably acceptable to the Title Company and Seller, whereby Seller assures the Title Company (among other things reasonably requested by the Title Company) that there are no liens on the Property not being paid off by Seller at Closing, there are no unpaid bills for work performed by Seller on the Property or contiguous property owned by Seller that could give rise to mechanic's or materialmen's liens or claims associated with such work (and indemnifying the Title Company from any such claims), and there are no parties in possession of the Property other than pursuant to the Permitted Encumbrances.

(b)Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller, as a condition concurrent with Seller's Closing obligations, the following:

(i)The Purchase Price for the Property in the form of cash, Title Company check, or other immediately available funds, subject to adjustment as provided in this Contract.

(ii)Such certificates, acknowledgements and confirmations as the Title Company reasonably requires of Purchaser in connection with issuance of the Owner’s Policy to Purchaser.

(iii)	Intentionally omitted.

(iv)	The Bill of Sale & Assignment;
(v)	The Assignment Under Industrial District Agreement;

(vi)Any notice of deed restrictions required under applicable law and any notice of utility district disclosure(s) as required by law or Title Company underwriting, if applicable.

(vii)Such authority documentation as the Title Company shall reasonably require to confirm Purchaser’s authority to consummate the Closing and acquire the Property as herein provided.

(c)Tax Prorations. Seller shall be responsible for and pay all standby fees and ad valorem taxes and assessments with respect to the Property (and any PILOT obligations [“payments in lieu of taxes”] under any Industrial District Agreement) for all periods prior to the Closing and Purchaser shall be responsible for all standby fees and ad valorem taxes (and any PILOT obligations under any Industrial District Agreement) accruing on or after the Closing. Standby fees and ad valorem taxes with respect to the Real Property for the year of Closing shall be prorated between Seller and Purchaser at Closing, as of the Closing Date. All ad valorem tax prorations shall be based on tax rates and assessments for the calendar year during which the Closing occurs unless such rates and/or assessments are unavailable (in which case the most recent available tax rates shall be applied to the most recent assessed valuation). Only Seller may protest ad valorem taxes or tax valuations of the Real Property for the year of Closing (or any prior year or years), and Purchaser waives any right to protest taxes for any such years. Seller and Purchaser shall readjust tax prorations under this Section post-closing when actual property tax bills are available for the year of Closing. The provisions of this Section 10(c) shall survive the Closing.

(d)Costs of Closing. Purchaser shall pay the cost of all of its due-diligence and Access Activities, the cost of any Updated Survey, the cost of any modifications and/or endorsements to the standard Owner’s Policy (including, without limitation, the deletion of the survey exception other than shortages in area) to the extent the same are available to Purchaser, and one-half (1/2) of any Title Company escrow fees. Seller shall pay the recording costs for the Deed, the base premium for the Owner’s Policy (without modifications and/or endorsements), the cost of property tax certificates showing taxes paid through the year prior to the year of Closing, one-half (1/2) of any Title Company escrow fees, and all payments necessary to clear the Real Property of Mandatory Cure Items, if any. Each party shall bear its own attorney's fees relating to this transaction and all other costs of performing its own obligations under this Contract.

11.	Defaults and Remedies.

(a)Seller's Default. Purchaser agrees to use commercially reasonable efforts to provide Seller prompt and reasonably specific written notice of any default by Seller (of which Purchaser has actual knowledge) within ten (10) days after Purchaser gains such actual knowledge of default, but any failure to give such notice shall in no way be deemed a waiver of such default. If prior to or at Closing Seller fails to perform or breaches any of Seller's material obligations or covenants under this Contract (other than breach of Seller representations or warranties, the remedies for which are provided in Section 8(c) hereof) and such failure or breach is not cured by Seller by the date that is the earlier of the Closing Date or ten (10) days after Purchaser’s written notice to Seller reasonably describing the failure to perform or breach of covenant by Seller (except obligations due to be performed at Closing, for which no notice and cure is required) for any reason other than (x) the termination of this Contract by Seller or Purchaser pursuant to any right to terminate expressly set forth in this Contract (other than this Section), or

(y) Purchaser's failure to perform Purchaser's material obligations under this Contract, and such default or breach is not waived or deemed waived by Purchaser hereunder, then Purchaser, at Purchaser's option and as Purchaser's sole and exclusive remedy, shall have the right to either:

(i)terminate this Contract by giving written notice thereof to Seller, whereupon all Earnest Money shall be refunded to Purchaser (inclusive of all Independent Consideration) free and clear of all rights and claims of Seller with respect thereto, Seller shall promptly reimburse Purchaser for Purchaser’s Pursuit Costs for which Purchaser makes timely documented demand, and neither Purchaser nor Seller shall have any further rights or obligations hereunder except for any Surviving Obligations of such party; or

(ii)enforce specific performance of the obligations of Seller under this Contract only if and so long as (A) Purchaser gives notice to Seller of its election to do so within sixty (60) days after Seller’s failure to complete the Closing on the latest Closing Date provided for hereunder (or, if the agreement of the parties to such notice period is contrary to law, then by such date that is the shortest period after the latest required date for Closing that the parties may agree to by law), and (B) Purchaser files suit for specific performance within the six (6) months after giving its notice of intent to file suit (or, if the agreement of the parties to such latest date for filing suit is contrary to law, then by such date that is the shortest period that the parties may agree to under applicable law as a deadline for Purchaser to file such suit).

(b)Purchaser's Default. Seller agrees to use commercially reasonable efforts to provide Purchaser prompt and reasonably specific written notice of any default by Purchaser (of which Seller has actual knowledge) within ten (10) days after Seller gains such actual knowledge of default, but any failure to give such notice shall in no way be deemed a waiver of such default. If prior to or at Closing Purchaser fails to perform or breaches any of Purchaser's material obligations or covenants under this Contract and such failure or breach is not cured by Purchaser by the date that is the earlier of the Closing Date or ten (10) days after Seller’s written notice to Purchaser reasonably describing the failure to perform of breach of covenant by Purchaser (except obligations due at

Closing, for which no notice and cure is required) for any reason other than (i) the termination of this Contract by Seller or Purchaser pursuant to any right to terminate expressly set forth in this Contract (other than this Section), or

(ii) Seller's failure to perform Seller's material obligations under this Contract, and such default or breach is not waived or deemed waived by Seller hereunder, then Seller, as Seller's sole and exclusive remedy, shall have the right to terminate this Contract by giving written notice thereof to Purchaser, in which event the Independent Consideration shall be retained by and/or paid over to Seller and the Net Earnest Money shall be delivered to Seller as agreed compensation to Seller free and clear of all rights and claims of Purchaser with respect thereto, and neither Purchaser nor Seller shall have any further rights or obligations under this Contract except the Surviving Obligations of such party.

(c)	Intentionally omitted.

(d)Limitation on Purchaser’s Post-Closing Claims; Limitation on Seller’s Claims. Notwithstanding any provision to the contrary herein or in any document or instrument (including any deeds or assignments) executed by Seller and delivered to Purchaser at or in connection with the Closing (collectively, “Closing Documents”), after Closing Seller shall not have (and Seller is exculpated and released from) any claim or liability whatsoever with respect to, and Purchaser shall be forever barred from making or bringing any claims or asserting any liability or legal remedy of any kind against Seller with respect to, breaches by Seller of any of the covenants or indemnities contained in this Contract (to the extent they survive Closing) or in any Closing Document, or under any other legal theory of recovery allowed to Purchaser against Seller in connection with the transaction contemplated by this Contract or the dealings of the parties related hereto other than for breach of Seller representations or warranties, the remedies for which are provided in Section 8(c) hereof (if not barred by this Contract), unless and until the aggregate amount of all claims, losses and recoveries which Purchaser would otherwise be entitled to recover against Seller exceed the Threshold Amount as defined below, and no such claims, losses or recoveries shall be made by Purchaser against Seller (except for and to the extent of Seller’s gross negligence or willful misconduct, in which event the Cap Amount shall not be applicable) to the extent that they exceed the Cap Amount as defined below. As used herein: (i) “Threshold Amount” means an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00), and (ii) the “Cap Amount” means an amount equal to Two Million and no/100 Dollars ($2,000,000.00)), together with all costs of court and reasonable attorneys’ fees and costs of litigation of Purchaser otherwise recoverable in connection with enforcing or collecting on its remedies against Seller. The Cap Amount shall include the Threshold Amount. Purchaser shall not make any claim or bring any proceeding to enforce the liability of Seller unless Purchaser believes, in good faith, that it would be entitled to recover all or a portion of the alleged damages or other liability notwithstanding the limitations on Seller’s liability set forth in this paragraph. Except for and to the extent of Seller’s gross negligence or willful misconduct, Seller shall not be liable for (nor shall such claims count toward the Threshold Amount) indirect, special, consequential or punitive damages of any kind, and Purchaser shall be barred from and hereby waives any claim for the same. Notwithstanding anything contained herein to the contrary (and in no event shall inclusion of this provision in any way expand any liability of Purchaser), except or and to the extent of Purchaser’s gross negligence or willful misconduct, Purchaser shall not be liable for indirect, special, consequential or punitive damages of any kind, and Seller shall be barred from and hereby waives any claim for the same. Purchaser agrees that the remedies provided in this Agreement are the exclusive remedies which may be asserted by Purchaser with respect to or in any way arising from the Agreement, the Property or Seller’s ownership or operation of the Property. All other claims and remedies, whether statutory, regulatory or arising under common law or equity are hereby waived, satisfied and released as a condition of the execution and Closing of the Agreement by Seller. The provisions of this paragraph survive Closing.

12.	Confidentiality; Press Releases.

(a)Confidential Information Provided to Purchaser. Purchaser acknowledges that during the course of its “due diligence” investigation of the Property prior to Closing hereunder, Purchaser may be provided by Seller or its agents, or may develop, confidential information regarding the Property, including, but not limited to, Seller Deliveries to be delivered to Purchaser pursuant to Section 6 hereof, and shall specifically include (without limitation) (i) all information developed from Purchaser tests, studies or inspections of the Property pursuant to this Contract and that is not otherwise available in the public domain, and (ii) the terms and conditions contained in this

Contract (collectively, the “Confidential Information”). Purchaser hereby agrees not to disclose the Confidential Information to any person or entity at any time, save and except for Purchaser’s broker, attorneys, potential investors, potential lenders, consultants, managers, members, officers, directors, employees, other professional advisors, representatives, agents or contractors (the “Permitted Third Parties”), and then only to the extent reasonably necessary for such Permitted Third Parties to assist Purchaser in evaluating whether to acquire the Property and/or to secure financing for (or invest in) Purchaser’s acquisition of the Property should Purchaser elect to obtain financing or investors. Purchaser shall advise the Permitted Third Parties of the confidentiality of the Confidential Information and shall instruct the Third Parties not to disclose same to any individual or entity (except to the extent that any such Permitted Third Parties are already bound to confidentiality provisions contractually or pursuant to any licensing or similar requirements or professional code of conduct). Purchaser shall only use the Confidential Information for the purpose of evaluating the Property. For purposes of this Contract, Confidential Information shall not include information provided by Seller to Purchaser that may be found in the public domain, but shall include all other information and documentation provided by Seller to Purchaser and any reports, correspondence, memoranda, and/or other writings generated by Purchaser or Purchaser’s Agents resulting from an analysis of the Confidential Information provided by Seller or from Access Activities excluding, however, any attorney/client or other privileged information or materials of Purchaser. In the event this Contract terminates for any reason, Purchaser shall return to Seller or destroy all Seller Deliveries provided by Seller and deliver to Seller or destroy any Confidential Information that is derived from or based upon (in any material respect) and of the Seller Deliveries. Purchaser may disclose Confidential Information in its pleadings in bringing or defending any legal action or proceedings between the parties before or after Closing, subject to Seller’s reserved rights to require or request that pleadings containing Confidential Information be sealed if the court approves the same for purposes of maintaining the confidentiality of Confidential Information. The provisions of this Section 12(a) survive termination of this Contract for any reason, but expire upon completion of the Closing.

(b)No Press Releases. Neither party may issue press releases or other public communications announcing the transaction contemplated by this Contract without the consent of the other parties. Notwithstanding the foregoing, even if consented to by the other party, no such press release or other communication shall include any information (other than the identification of the parties) that is required to be kept confidential pursuant to the other provisions of this Section. Purchaser and Seller each agrees to direct its broker(s) (including Purchaser directing Purchaser’s Broker) to abide by the confidentiality provision herein, but in no event shall a breach of this provision by any such broker be deemed a default by Purchaser or Seller. Notwithstanding the foregoing, upon completion of the Closing, either Party may issue press releases or other public communications announcing the sale of the Property without the consent of the other Party.

(c)Compelled Disclosure. Purchaser may disclose Confidential Information as needed to comply with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements and subpoenas and other orders of any court; provided, however, that if Purchaser is required by applicable subpoena or court order to disclose any Confidential Information, then Purchaser agrees to furnish only that portion of the Confidential Information which Purchaser is legally compelled to disclose and to use its commercially reasonable efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Confidential Information required to be disclosed, and shall notify Seller in writing as promptly as possible of the demanded/compelled disclosure of Confidential Information under subpoena or court order so that Seller may promptly attempt to resist the same at its own expense. Notwithstanding the foregoing, Seller shall be permitted to make any disclosure that may be required to comply with U.S. securities laws or the rules of the New York Stock Exchange.

13.Real Estate Commission. Purchaser and Seller represent to each other that neither has engaged or dealt with any real estate agents or brokers in connection with this transaction other than CBRE, Inc. (Bill Boyer and Collin Grimes), who represent Seller in this transaction (“Seller’s Broker”) and Belvoir Real Estate Group (Matthew Goldsby), who represents Purchaser in this transaction (“Purchaser’s Broker”). Seller will pay a commission (when and if Closing occurs) to Seller’s Boker in accordance with the written commission agreement entered into by and between Seller and Seller’s Broker. Purchaser will pay a commission, if any (when and if Closing occurs), to Purchaser’s Broker in accordance with the written commission agreement, if any, entered into by and between Purchaser and Purchaser’s Broker. Each party hereby agrees to indemnify, defend and hold harmless the other from and against any and all other claims of any agent, broker, finder or other similar party claiming brokerage commissions or other similar fees in connection with the transactions covered by this Contract insofar as such claims shall be based upon alleged arrangements or agreements made by the indemnifying party. Such indemnities shall survive the Closing or any termination of the Contract and not be merged therein.

14.Seller's Non-Foreign Status. Seller represents and warrants that Seller is not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in the Rules and Regulations promulgated by the Treasury Department with respect thereto (collectively, “Federal Tax Law”). Therefore, at the Closing, Seller will deliver to Purchaser a certificate so stating, subscribed and sworn to by Seller, complying with Federal Tax Law (the “Certificate as to Non-Foreign Status”).

15.	Time. Time is of the essence in all matters pertaining to the performance of this Contract.

16.Authority. Each party to this Contract warrants and represents to the other that such party has full power and authority to enter into and perform its obligations under this Contract in the names, titles and capacities herein stated and on behalf of any entities, persons, estates or firms represented or purported to be represented by such person, and that all approvals, consents and authorizations necessary or required by any state and/or federal law or private agreement in order for such party to enter into and perform its obligations under this Contract have been obtained and all legal requirements fully complied with.

17.Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

IF TO SELLER:	East & West Jones Placement Areas, LLC c/o Orion Group Holdings, Inc.

12000 Aerospace Ave., Suite 300

Houston, TX 77034 Attention: E. Chipman Earle Email:
eearle@orn.net

WITH SIMULTANEOUS

REQUIRED COPY TO:	Moody Law Group PLLC Attn: John S. Moody, Jr. 3003 W. Alabama

Houston, Texas 77098

Email: jmoody@moodylawgroup.com

IF TO PURCHASER:Brixx Technologies LLC

c/o Belvoir Real Estate Group Attn: Mr. Matthew Goldsby 15835 Park
Ten Place, Suite 150

Houston, Texas 77084

Email: matthewg@belvoir.net

WITH SIMULTANEOUS

REQUIRED COPY TO:	Wilson, Cribbs & Goren P.C Attn: David C. Groff

1233 West Loop South, Suite 800

Houston, Texas 77027 Email: dgroff@wcglaw.com

Notices shall be sent and given, and deemed properly delivered and received, only as follows: (i) on the date delivered to the party’s effective notice address hereunder, if hand delivered; (ii) on the date delivered to the party’s effective notice address hereunder, if delivered by nationally-recognized overnight courier or private, receipted same-day courier; (iii) on the date of actual delivery at the party’s effective notice address hereunder (which will be deemed the date of first attempted delivery if refused or left unclaimed) if by U.S. Mail, registered or certified, return receipt requested, properly addressed and postage prepaid, or (iv) on the date sent via email and confirmed as successful delivery by the sender’s transmission equipment, provided that (A) if sent via email after normal business hours in the local time of the sender’s office, the notice will not be deemed given until the following business day, and (B) the sender must contemporaneously send the same notice by same-day or overnight courier or by U.S. Mail, registered or certified, return receipt requested on the same day as the email is intended to be effective as notice. By giving written notice of such change to the other parties hereto at least fifteen (15) days prior to the intended effective date of such change, any party may change its notice address for purposes hereof to any address that is (or includes) a street address within the continental United States that allows overnight delivery to such address and that must, in all cases, include a current email address for the party.

18.	Condemnation.
(a)	Risk of Loss. Seller shall bear all risk of condemnation of the Property until the Closing.

(b)Purchaser's Option to Cancel. If prior to the Closing a material portion of the Real Property is taken by eminent domain or made the subject of filed condemnation proceedings, then Seller shall give Purchaser prompt written notice thereof and Purchaser may elect, by written notice to Seller within ten (10) days after Purchaser shall have received written notice of such event from Seller, to terminate this Contract. Failure of Purchaser to timely elect to cancel this Contract is deemed Purchaser’s waiver of the right to terminate under this Section. If Purchaser timely elects to cancel this Contract, as aforesaid, then the Title Company will return the Net Earnest Money to Purchaser free and clear of all rights and claims of Seller with respect thereto, the Independent Consideration will be delivered to Seller, and thereafter neither Seller nor Purchaser shall have any further rights or obligations hereunder except the Surviving Obligations. For purposes hereof, a “material portion of the Real Property” means any portion of the Real Property except a widening of an adjacent roadway by ten (10) feet or less and except any taking that is a total of five (5) acres or less.

(c)Failure to Cancel. If a less than material portion of the Real Property is taken by eminent domain or made the subject of condemnation proceedings prior to Closing, or a material portion of the Real Property is taken by eminent domain or made the subject of condemnation proceedings prior to Closing and Purchaser does not elect to terminate this Contract pursuant to Section 18(b) hereof, then at the Closing the following shall occur:

(i)The Property shall exclude any part of the Real Property that is taken in condemnation prior to Closing;

(ii)Seller shall credit on account of the Purchase Price the amount of all condemnation awards actually received by Seller (whether retained by Seller or paid directly to the holder of any lien on the Real Property); and

(iii)Seller shall also assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any awards that may be made with respect to any pending or future condemnation proceeding.

(d)Control of Condemnation Proceedings Before End of Feasibility Period. In the event of condemnation proceedings, Seller shall have sole authority with respect to such proceedings and the prosecution of any claim therein (subject to the limitations of Section 18(e) hereof and Purchaser’s continuing right to terminate during the Feasibility Period as stated elsewhere in this Contract). Additionally, Seller shall keep Purchaser reasonably apprised of all actions taken or agreed to by Seller in such proceeding prior to termination of this Contract or Closing, whichever occurs first. If the Feasibility Period has expired, Seller agrees that it will not agree to an award or convey the Real Property to the condemning authority in lieu of condemnation prior to Closing without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(e)Control of Condemnation Proceedings After Purchaser is “At-Risk”. After the Feasibility Period has expired or been waived and if Purchaser opts (or is deemed to have opted) not to cancel, Seller agrees that it will not agree to an award or convey the Real Property to the condemning authority in lieu of condemnation prior to Closing without Purchaser’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser. If Seller's lienholder on the Real Property is entitled under its lien instruments to control such condemnation proceeding, and if such lienholder makes any material substantive decision in such proceeding that is unacceptable to Purchaser and that affects the final settlement of the claim in some material respect, then Purchaser shall be entitled to terminate this Contract by written notice to Seller and receive a full refund of the Net Earnest Money free and clear of all rights and claims of Seller with respect thereto, the Independent Consideration will be delivered to (or retained by) Seller, and neither Seller nor Purchaser shall have any further rights or obligations hereunder except the Surviving Obligations.

19.Entire Contract: Effective Date. This Contract represents the entire agreement by and between Purchaser and Seller with regard to the subject matter dealt with herein, and it may not be modified except by written amendment executed by Purchaser and Seller. The “Effective Date” hereof is the date on which the Title Company receives fully executed counterparts of this Contract, signed by Seller and Purchaser (including if delivered by email or electronically), as indicated in the receipt.

20.Successors and Assigns. This Contract shall inure to the benefit of and be binding on the parties hereto and their respective successors, and assigns. This Contract is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Contract. This Agreement, and the rights and obligations of Purchaser hereunder, shall not be assigned without the prior written consent of Seller, except that this Agreement and the rights and obligations may be assigned without Seller’s consent to any new or existing entity that is owned or controlled by or under common control with Purchaser or any affiliate, member, principal, officer of Purchaser (a “Permitted Assignee”); provided that, the Permitted Assignee expressly assumes in writing all obligations and liability of Purchaser hereunder. Purchaser shall provide Seller and the Title Company with a copy of the fully executed assignment agreement at least 7 days prior to the Closing Date. Nothing in such assignment shall require Seller to re-perform for the assignee any obligations of Seller previously performed for the original or previous Purchaser hereunder prior to its receipt of notice and a copy of the assignment and it shall be any assignee’s sole responsibility to obtain from the assigning Purchaser any/all information previously provided by Seller hereunder or obtained by Purchaser in its investigations of the Property.

21.Governing Law. The terms, provisions and conditions of this Contract shall be governed by and construed in accordance with the laws of the State of Texas. Venue for all suits and actions arising out of or in connection with this Contract shall be proper only in the state and federal courts sitting in Harris County, Texas, and each party hereby consents to the assertion of personal jurisdiction by such courts over such party for the limited purposes of such suit but does not waive requirement for service of process in the manner prescribed by law.

22.Severability. If any provision of this Contract shall, for any reason, be held to be illegal, invalid or unenforceable, then the other provisions of this Contract shall not be rendered invalid or otherwise affected thereby, all of which remaining provisions shall continue in full force and effect to the maximum extent permitted by applicable law.

23.Survival of Covenants; Further Assurances. The representations, warranties and covenants of Seller and Purchaser contained in this Contract shall (to the extent not fully performed at or before Closing) survive the Closing, subject to the limitations on survival expressly stated elsewhere in this Contract. Seller and Purchaser each agree to execute and deliver such other documents, on or after the Closing Date, as are reasonably necessary to give effect to and carry out the transaction herein contemplated.

24.Exhibits. All exhibits referenced in this Contract are attached hereto and incorporated herein by this reference and shall constitute a part of the terms, covenants, conditions and provisions hereof, as if set forth herein verbatim.

25.Tax-Deferred Exchange. Either Seller or Purchaser may consummate the sale of the Real Property as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, and the other party will provide reasonable cooperation to assist the party desiring to implement an Exchange in accomplishing its Exchange, provided that (i) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of the party consummating the Exchange; (ii) the Closing shall not be delayed or affected by reason for the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller's obligations and covenants under this Contract; (iii) neither Purchaser nor Seller shall be required to (1) acquire or hold title to any real property other than the Real Property for purposes of consummating the Exchange, (2) have its rights under this Contract, including (without limitation) those that survive Closing, affected or diminished in any manner, or (3) be responsible for compliance with or be deemed to have warranted to the other party that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended.

26.Industrial District Agreement. The Parties acknowledge that an approximately 12.266 acre and 4.7975 acre portion of the Property is subject to an Industrial District Agreement dated August 6, 2012 that is recorded under Clerk’s File No. 20120370601 of the Official Real Property Records of Harris County, Texas, as amended and assigned by an Assignment and Assumption Agreement (Partial) & Partial Release dated October  , 2023 that is recorded under Clerk’s File No. 2023410569 of the Official Real Property Records of Harris County, Texas (as amended and assigned, the “Industrial District Agreement”). The Parties shall use commercially reasonable efforts to get the City of Houston (the “City”) to consent to the assignment of Seller’s rights to the Industrial District Agreement at least thirty (30) days prior to the Closing Date. In the event the City has not granted such unconditional approval to Seller and Purchaser prior to such date, the Parties shall use commercially efforts to obtain the consent to assignment from the City within 90 days after the Closing Date as a post-closing obligation.

27.	Certain Required Notices/Disclosures.

(a)Notice Regarding Possible Liability For Additional Taxes. If for the current ad valorem tax year the taxable value of the Real Property is determined by a special appraisal method that allows for appraisal of the Real Property at less than its market value, Purchaser may not be allowed to qualify the Real Property for that special appraisal in a subsequent year and the Real Property may then be appraised at its full market value. In addition, the transfer of the Real Property or a subsequent change in the use of the Real Property may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in use of the Real Property. The taxable value of the Real Property and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Real Property is located. If Seller has claimed the benefit of laws permitting a special use valuation for the purpose of ad valorem taxes on the Real Property and if, after the Closing, Purchaser changes the use of the Real Property from its present use and such change results in the assessment of additional taxes, then those additional taxes will be Purchaser's obligation, notwithstanding that some or all of those additional taxes may relate back to the period prior to Closing.

(b)Notice Regarding Property in Unincorporated Area/Notice of Possible Annexation. IF ANY PORTION OF THE PROPERTY IS LOCATED OUTSIDE THE LIMITS OF A MUNICIPALITY, THE PROPERTY MAY NOW OR LATER BE INCLUDED IN THE EXTRATERRITORIAL JURISDICTION OF A MUNICIPALITY AND MAY NOW OR LATER BE SUBJECT TO ANNEXATION BY THE MUNICIPALITY. EACH MUNICIPALITY MAINTAINS A MAP THAT DEPICTS ITS BOUNDARIES AND EXTRATERRITORIAL JURISDICTION. TO DETERMINE IF ANY PORTION OF THE PROPERTY IS LOCATED WITHIN A MUNICIPALITY’S EXTRATERRITORIAL JURISDICTION OR IS LIKELY TO BE LOCATED WITHIN A MUNICIPALITY’S EXTRATERRITORIAL JURISDICTION, PURCHASER IS ADVISED TO CONTACT ALL MUNICIPALITIES LOCATED IN THE GENERAL PROXIMITY OF THE PROPERTY FOR FURTHER INFORMATION.

(c)Closed Municipal Landfill on the Property. Purchaser acknowledges that Seller has disclosed, in satisfaction of Texas Health & Safety Code Sec. 361.531, et. seq., that a portion of the Property contains a closed solid waste/municipal solid waste landfill and is included in this sale transaction, the approximate location of which is described by diagram on Exhibit C, attached hereto. Tx Health & Safety Code Sec. 361.531 et. seq.,

.539(2) require owner to provide a deed notice to Purchaser of the landfill at Closing. Texas Commission on Environmental Quality (TCEQ) rules at 30 TAC 330.951 et.seq. generally require plans/design to avoid structures over methane-generating areas.

(d)Levee Breach. The Property has experienced breaches to the existing levees located on the Property that have been repaired by Seller as further detailed in the Property Information provided by Seller to Purchaser. Seller makes no representations or warranties as to the design, construction, structural soundness or safety of the existing levees located on the Property, and by signing this Agreement, Purchaser acknowledge receipt of this disclosure.

(e)Real Estate Broker Notice to Purchaser. The Texas Real Estate License Act requires that Purchaser be advised that he should either (i) have an attorney examine an abstract of title to the Real Property, or

(ii) obtain a title insurance policy covering the Real Property. Notice to that effect is, therefore, hereby given to and acknowledged by Purchaser.

(f)Disclosure of Tidally Influenced Property (Beach Disclosure). Seller makes and Purchaser accepts the disclosures set forth on Exhibit D, which is attached hereto and signed by Seller and Purchaser and incorporated herein by this reference. Such disclosure will at Seller’s written request be re-signed by the Purchaser at Closing with all appropriate Exhibits.

(g)Coastal Area Property Notice. Seller makes and Purchaser accepts and acknowledges the disclosures set forth on Exhibit E, which is attached hereto and signed by Seller and Purchaser and incorporated herein by this reference. Such disclosure will at Seller’s written request be re-signed by the Purchaser at Closing with all appropriate Exhibits.

28.Saturday, Sunday or Legal Holiday. If any date set forth in this Contract for the performance of any obligation by Purchaser or Seller or for the delivery of any instrument or notice should be on a Saturday, Sunday or legal holiday, then the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. For purposes of this Section, “legal holiday” shall mean any state or federal holiday for which financial institutions or post offices are generally closed in Harris County, Texas, for the observance thereof.

29.Headings; Construction. The headings contained in this Contract are for reference purposes only and shall not modify or affect this Contract in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular. All references in this Contract to “herein”, “hereunder” or “hereby” shall refer to this entire Contract rather than any particular section, paragraph, subparagraph, clause or provision, unless specifically stated otherwise. All Exhibits referenced herein as being attached hereto are incorporated herein by reference for all purposes.

30.Indemnity for Future Dredging. Purchaser shall and hereby agrees to indemnify, defend and hold harmless Seller, its agents, employees, lenders and affiliates, from and against any and all, claims, liabilities, actions, suits, proceedings, judgments, damages, losses, injury, costs, fees and expenses, including, without limitation, costs of court and attorney's fees, to the extent arising in any way out of or in connection with: (i) any dredging activities conducted on the Property occurring after the Closing Date, and (ii) incidents involving the levees located on the Property occurring after the Closing Date. Notwithstanding anything to the contrary or apparent contrary elsewhere in this Contract, the indemnity, defense, hold harmless and repair obligations of Purchaser under this Section shall survive Closing.

31.Time of Acceptance. Seller shall have until 5:00 P.M., local Houston (Texas) time, on the second (2nd) business day after its receipt of Purchaser’s executed copy of this Contract, to accept this Contract by executing an electronic copy of this Contract in the space provided for Seller's signature and delivering the same to the Title Company. Contemporaneously with such acceptance by Seller, Seller shall send a copy of the fully executed Contract to Purchaser. This Contract shall automatically terminate if not accepted by Seller in the manner provided above within the time period specified in this Section. The Title Company shall immediately upon receipt of the fully executed Contract receipt for this Contract in the space provided below and promptly deliver an electronic copy of the fully executed, receipted Contract to Seller and one to Purchaser. This Contract may be executed in multiple counterparts, each of which shall constitute an original but all of which shall together constitute one and the same Contract.

[REMAINDER OF PAGE INTENTIONALLY BLANK – SIGNATURE PAGE(S) FOLLOW]

EXECUTED by the parties on the respective dates set forth below by their signatures, to be effective as of the Effective Date.

PURCHASER:

BRIXX Technologies, LLC

By:       /s/ Randall Stremmel

Name:  Randall Stremmel

Title:    CEO

Date: February 17, 2024

[REMAINDER OF PAGE INTENTIONALLY BLANK –
SELLER AND TITLE COMPANY SIGNATURE PAGES FOLLOW]

SELLER:

EAST & WEST JONES PLACEMENT AREAS,

LLC, a Texas limited liability company formerly known as CPB Properties, LLC

By: /s/ Travis Boone

Name:Travis Boone

Title:President and CEO

Date: February 20, 2024

[REMAINDER OF PAGE INTENTIONALLY BLANK –
TITLE COMPANY SIGNATURE/RECEIPT PAGE FOLLOWS]

FULLY EXECUTED COUNTERPARTS OF THIS CONTRACT SIGNED BY SELLER AND PURCHASER

RECEIVED this   day of  (the “Effective Date”). The undersigned agrees upon receipt of the Initial Earnest Money described in Section 3 hereof, in good, collected funds, and receipt of Purchaser’s completed IRS Form W-9, to promptly deposit the same in an interest-bearing money-market account as herein specified.

TITLE COMPANY:

RIVERWAY TITLE

By:

Print Name:

Title:

$100,000.00 EARNEST MONEY RECEIVED from Purchaser by federal wire transfer of funds this   day of .

TITLE COMPANY:

RIVERWAY TITLE

By:

Print Name:

Title:

EXHIBITS:

Exhibit A-Legal Description of the Real Property Exhibit B-1-Approved Form of Deed

Exhibit B-2-Approved Form of Bill of Sale and Assignment Exhibit C-Approximate Location of Landfill

Exhibit D-Disclosure Notice Regarding Legal and Economic Risks of Purchasing Coastal Real Property Near a Beach

Exhibit E-Notice Regarding Coastal Area Property

EXHIBIT A-1

Legal Description of the Real Property

TWO TRACTS OF LAND DESCRIBED AS FOLLOWS:

Tract One:

Being a tract of land containing a gross area of 199.5099 acres (8,690,649 square feet) of land and being in the James Seymour Survey, Abstract No. 698 and the William Vince Survey, Abstract No. 78 in Harris County, Texas and being Tract No. 2 as described in Deed recorded in Volume 837, Page 553 of the Harris County Deed Records and Outlot 139 of the Deepwater Subdivision as recorded in Volume 75, Page 526 of the Harris County Map Records and being described more particularly by metes and bounds as follows:

BEGINNING at a 5/8 inch iron rod found on the intersection of the north right-of-way line of the Port Terminal Railway Association 100 foot right-of-way and the west right-of-way line of Jackson Road (60 feet wide);

THENCE S 86 degrees 57 minutes 10 seconds W a distance of 2185.56 feet along the north line of the Port Terminal Railway Association right-of-way to a 5/8 inch iron rod found for point;

THENCE S 41 degrees 58 minutes 13 seconds W a distance of 95.00 feet to a point in the meanders of Cotton Patch Bayou;

THENCE along the meanders of Cotton Patch Bayou as follows:

N 70 degrees 04 minutes 46 seconds W a distance of 227.42 feet to a point;

N 25 degrees 07 minutes 17 seconds W a distance of 208.02 feet to a point in the north line of First Street (40' wide) as described in Exhibit "A" in a deed for an 83.3747 acre tract as recorded in Harris County Film Code Number 193-10-0024;

THENCE N 87 degrees 01 minutes 08 seconds E a distance of 139.98 feet along the north line of the aforementioned First Street to a 5/8 inch iron rod found for corner;

THENCE N 00 degrees 48 minutes 35 seconds W a distance of 914.30 feet to a 5/8 inch iron rod found for point;

THENCE N 09 degrees 51 minutes 22 seconds E a distance of 190.00 feet to a 5/8 inch iron rod found for point;

THENCE along an arc to the left on a non-tangent curve having a central angle of 40 degrees 49 minutes 22 seconds, a radius of 1220.00 feet, an arc length of 869.24 feet, a chord bearing of N 24 degrees 05 minutes 31 seconds W, and a chord distance of 850.97 feet to a 5/8 inch iron rod found for point;

THENCE N 02 degrees 58 minutes 52 seconds W a distance of 1377.16 feet to a monument found on the south right-of-way line of First Street (60 feet wide), said point being the northwest corner of the herein described tract;

THENCE N 87 degrees 01 minutes 10 seconds E a distance of 2627.54 feet along the south right-of-way line of First Street to a 5/8 inch iron rod found for the northeast corner of Outlot 139 of the Deepwater Subdivision, said point being the intersection of the south line of First Street and the west line of Jackson Road;

BUT EXCLUDING THE FOLLOWING SAVE AND EXCEPT TRACT OF 0.2099 ACRES:

Exhibit A-1 – Page 1 of 3

and SAVE AND EXCEPT a 0.2099 acre tract for a 25 foot railway right-of-way described by metes and bounds as follows:

COMMENCING at a 5/8 inch iron rod found on the intersection of the north right-of-way line of the Port Terminal Railway Association 100 foot right-of-way and the west right-of-way line of Jackson Road (60 feet wide);

THENCE S 86 degrees 57 minutes 10 seconds W a distance of 236.09 feet along the north line of the Port Terminal Railway Association right-of-way to the POINT OF BEGINNING of the 25 foot railway right-of-way;

THENCE S 86 degrees 57 minutes 10 seconds W a distance of 61.48 feet to a point;

THENCE along an arc to the left having a central angle of 41 degrees 40 minutes 01 seconds, a radius of 563.13 feet, an arc length of 409.53 feet, a chord bearing of N 44 degrees 57 minutes 08 seconds E, and a chord distance of 400.56 feet to a point on the east right-of-way of Jackson Road;

THENCE S 03 degrees 01 minutes 31 seconds E a distance of 50.96 feet along the west right-of-way of Jackson Road to a point;

THENCE along an arc to the right having a central angle of 31 degrees 39 minutes 02 seconds, a radius of 588.14 feet, an arc length of 324.89 feet, a chord bearing of S 44 degrees 21 minutes 58 seconds W, and a chord distance of 320.78 feet to the POINT OF BEGINNING of the herein described right-of-way.

Exhibit A-1 – Page 2 of 3

Exhibit A-1 – Page 3 of 3

EXHIBIT B-1

Approved Form of Deed

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER

SPECIAL WARRANTY DEED

[WITH VENDOR’S LIEN]

THE STATE OF TEXAS	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF HARRIS	§

THAT, , a   (the “Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration in hand paid to Grantor by   , a   , whose address is

   (“Grantee”), [and the further consideration of certain monies paid to Grantor by   (“Lender”) at the special instance and request of Grantee, pursuant to a loan evidenced by Grantee’s execution and delivery to Lender of a certain Promissory Note of even date herewith payable to Lender (the “Note”), the payment of which Note is secured by the vendor’s lien and superior title herein reserved by Grantor and hereby assigned by Grantor to Lender, without recourse or warranty, and which Note is additionally secured by a [Deed of Trust/Deed of Trust and Security Agreement/Fixture Filing] of even date herewith executed by Grantee to  , Trustee, for the benefit of Lender as beneficiary (the “Deed of Trust”)], the receipt and sufficiency of which consideration are hereby acknowledged by Grantor, has GRANTED, SOLD and CONVEYED, and by these presents does GRANT, SELL and CONVEY unto said Grantee all of the following described real property situated in Harris County, Texas, together with all improvements and fixtures thereon that are owned by Grantor, if any (the “Property”):

Approximately [341.3] acres of land in Harris County, Texas, as more particularly described on Exhibit “A” which is attached hereto and incorporated herein by reference;

together with all right, title and interest of Grantor, if any, in and to the following (i) a certain Access Easement Agreement (abandoned First St. and Jackson Rd.) dated as of November 1, 2012, recording under County Clerk’s File No. 20120511585 in the Real Property Records of Harris County, Texas, (ii) a certain reservation of drainage rights to access Cotton Patch Bayou in a Deed dated July 6, 1941, from Harris County Houston Ship Channel Navigation District to Horton & Horton, recorded at Volume 1163, Page 504 in the Real Property Records of Harris County, Texas, and related map recorded in Volume 20, Page 10 of the Map/Plat Records of Harris County, Texas,

(iii) all other rights and appurtenances (including, without limitation, easements appurtenant) to the Property, if any, and (iv) all right, title and interest of Grantor, if any, in and to other easements or rights in any roads, streets, alleys, strips or gores of land immediately adjacent to the Property, if any (including without limitation any rights in abandoned First St. and Jackson Rd.) (collectively, the “Related Rights”).

This conveyance is expressly made by Grantor and accepted by Grantee subject to the easements, restrictions, and other encumbrances specified in Exhibit “B” attached hereto and incorporated herein by reference, to the extent same are now in force and affect the Property (the “Permitted Exceptions”) and is subject to the following restrictive

Exhibit B-1 – Page 1 of 5

covenant that shall be in effect for a period of fifty (50) years after the effective date hereof for the benefit of and enforceable by Seller and its successors and assigns during that period:

The Property shall not be used for any residential or health care purposes including but not limited to: single family housing, multi-family housing, hotel or motel, senior living, day care, hospital, doctors office or similar use (“Residential or Health Care Use”)

FURTHER, GRANTEE ACKNOWLEDGES THAT EXCEPT FOR THE EXPRESS (LIMITED) REPRESENTATIONS AND/OR WARRANTIES OF GRANTOR CONTAINED IN SECTION 8(b) OF THE LAND SALE CONTRACT BY AND BETWEEN GRANTOR AND GRANTEE DATED   (SUBJECT TO THE LIMITATIONS AND RESTRICTIONS HEREIN), AND THE APPLICABLE WARRANTY OF TITLE CONTAINED IN THIS DEED OR OTHER CLOSING DOCUMENTS (COLLECTIVELY, THE “GRANTOR EXPRESS WARRANTIES”), GRANTEE ACKNOWLEDGES AND AGREES THAT GRANTOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY OF THE REAL PROPERTY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH GRANTEE MAY CONDUCT OR DESIRE TO CONDUCT THEREON OR THEREWITH, AND THE SUITABILITY OF THE REAL PROPERTY FOR CONSTRUCTION OF IMPROVEMENTS OR THE AVAILABILITY OF UTILITIES TO THE PROPERTY, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, WITHOUT LIMITATION, BUILDING, FIRE AND SAFETY CODES, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE QUALITY, STATE OF REPAIR OR LACK OF REPAIR OR CONDITION OF THE PROPERTY, (H) THE QUALITY, ENFORCEABILITY, ASSIGNABILITY, VALUE, DESIRABILITY OF TERMS, AND/OR LEGAL INTERPRETATION OF ANY PART OF THE PROPERTY THAT IS COMPRISED OF CONTRACTS OR INTANGIBLES, AND (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY OR THE AREA IN WHICH IT IS LOCATED. EXCEPT FOR THE GRANTOR EXPRESS WARRANTIES, GRANTOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING WHETHER THE PROPERTY DOES OR DOES NOT CONTAIN ANY HAZARDOUS, TOXIC OR REGULATED MATERIALS, INCLUDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR REGARDING WHETHER THE PROPERTY COMPLIES WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCES, AS DEFINED BELOW. EXCEPT FOR THE GRANTOR EXPRESS WARRANTIES, GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT, INVESTIGATE AND TEST THE PROPERTY HEREUNDER, GRANTEE IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND HAS NOT RELIED AND WILL NOT RELY ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY GRANTOR HEREUNDER OR PROVIDED HEREAFTER (WHETHER OR NOT REQUIRED TO BE PROVIDED UNDER THE TERM OF THIS CONTRACT). GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED BY GRANTOR WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT GRANTOR HAS ADVISED GRANTEE THAT IT HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, COMPETENCY OR COMPLETENESS OF SUCH INFORMATION EXCEPT FOR THE GRANTOR EXPRESS WARRANTIES.

Exhibit B-1 – Page 2 of 5

GRANTOR IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME IS A GRANTOR EXPRESS WARRANTY CONTAINED HEREIN OR IN A DULY EXECUTED WRITTEN AMENDMENT HERETO. OTHER THAN THE GRANTOR EXPRESS WARRANTIES, THE SALE OF THE PROPERTY IS MADE ON AN “AS IS” CONDITION AND BASIS “WITH ALL FAULTS.” IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY GRANTOR AND PURCHASED BY GRANTEE SUBJECT TO THE FOREGOING.  THE DISCLAIMERS AND OTHER

PROVISIONS OF THIS PARAGRAPH SURVIVE CLOSING. For purposes hereof, “Hazardous Substances” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), or the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended (“RCRA”), the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, the Clean Air Act, any federal, state or local so-called “Superfund” or “Superlien” statute, or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substances, or any other federal, state or local law, ordinance, rule or regulation applicable to the Real Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (pcbs), radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves (collectively, the “Hazardous Substance Laws”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging, unto the said Grantee, its successors and assigns forever, subject to the Permitted Exceptions; and Grantor does hereby bind itself and its successors and assigns, to WARRANT AND FOREVER DEFEND, all and singular the said Property unto the said Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise, subject, however, to the Permitted Exceptions.

[A vendor’s lien and superior title in and to the Property is hereby retained by Grantor until the Note is fully paid in accordance with the face, tenor, effect and reading thereof, at which time this Deed shall become absolute.]

Taxes for the current year have been prorated between the parties and are hereby assumed by Grantee, subject to the obligations of Grantor and Grantee to readjust such proration between them when actual taxes for the year of this conveyance are known.

[END OF PAGE – SIGNATURE PAGE FOLLOWS]

Exhibit B-1 – Page 3 of 5

EXECUTED on the date of the acknowledgement set forth below, to be effective as of

 , 20 .

GRANTOR:

[  (Company/Entity Name)

By:

Name:

Title:  ]

THE STATE OF   §

§

COUNTY OF  §

This instrument was acknowledged before me on the  day of  , 20 , by

 , the  of

 , a  , on behalf of said

 .

Notary Public in and for the

State of

[seal]

Printed Name of Notary:

My Commission Expires:

Exhibit B-1 – Page 4 of 5

EXHIBIT “A”

TO SPECIAL WARRANTY DEED

LEGAL DESCRIPTION OF PROPERTY

Exhibit B-1 - Page 5 of 5

LAND SALE CONTRACT – 341.3 ACRES IN HARRIS COUNTY, TX – JONES SPOILS TRACTS (EAST & WEST JONES PLACEMENT AREAS LLC & EQUITY RESOURCE PARTNERS-EAST WEST, LLC)

Exhibit B-1 – Page 5 of 5

EXHIBIT “B”

TO SPECIAL WARRANTY DEED

PERMITTED EXCEPTIONS

AFTER RECORDING, RETURN TO:

Exhibit B-1 – Page 6 of 5

EXHIBIT B-2

Approved Form of Bill of Sale & Assignment

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is made

and entered into as of this   day of    , 2023 (the “Closing Date”), by and between EAST & WEST JONESPLACEMENTAREAS,LLC,aTexaslimitedliabilitycompany(“Seller”),and

 , a  (“Purchaser”).

RECITALS

A.Purchaser and Seller are parties to a Land Sale Contract dated as of  , 2024 (the “Purchase Agreement”) relating to that certain real property described on Exhibit A which is attached hereto and incorporated herein by this reference (the “Property”).

B.In the Purchase Agreement, Seller has agreed to assign, sell and convey to Purchaser, and Purchaser has agreed to accept and assume, all of Seller’s right, title and interest in and to certain property and contract rights, intangibles and other matters more fully described as the “Intangibles” below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

1.Effective as of the Closing Date, Seller hereby sells, conveys and assigns to Purchaser, AS-IS and WHERE IS and WITH ALL FAULTS, without warranty as to quality, nature, effect, sufficiency, usefulness, current validity, suitability for any particular purposes or uses, or otherwise, all of its right, title and interest, if any, in and to the following (collectively, the “Intangibles”):

(a)to the extent transferable, all licenses, permits, certificates of occupancy and franchises issued by any federal, state, county or municipal authority relating to the use, maintenance or operation of the Property running to or in favor of Seller and pertaining to the Property or otherwise pertaining to the Property, INCLUDING ALL ENVIRONMENTAL AND OTHER PERMITS IN FAVOR OF SELLER OR ITS AFFILIATES RELATING TO OPERATION OF THE PROPERTY AS A DREDGE SPOILS DISPOSAL FACILITY (the “Dredging Permits”) AND INCLUDING ALL PERMITS RELATING TO STORMWATER, DRAINAGE, DISCHARGE OR OUTFALL;

(b)to the extent transferable, all rights, commitments, reservations, allocations, service agreements, operating agreements and maintenance agreements with respect to the provision of utility service to the Land, including, without limitation, potable water supply, sewage treatment capacity, sanitary sewer line capacity, storm sewer and drainage capacity, and gas, electric, and telephone service

(c)to the extent transferable, all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist from or against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating to the Property; and

Exhibit B-2 – Page 1 of 4

(d)to the extent transferrable, any escrows or deposits affecting the Property, including without limitation any escrows or deposits held by The Port of Houston Authority of Harris County, Texas.

WITH THE EXCEPTION OF THE WARRANTIES OF TITLE, INCLUDING THE WARRANTY THAT NO LIENS EXIST ON THE INTANGIBLES, EXCEPT AS RECITED, SELLER HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE TRANSFERRED PROPERTIES THAT HAS BECOME ANY BASIS OF THIS BARGAIN, AND FURTHER, SELLER HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE INTANGIBLES THAT WOULD CONFORM TO ANY SUCH AFFIRMATION OR PROMISE. SELLER DISCLAIMS ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE WHATEVER WITH RESPECT TO THE INTANGIBLES. THE INTANGIBLES ARE SOLD ON AN “AS IS” BASIS.

2.If either party hereto fails to perform any obligation under this Assignment or if a dispute arises between the parties concerning the interpretation of any provision of this Assignment, and an action is filed, the prevailing party in any such action shall be entitled to recover, in addition to any other relief that may be granted, its court costs and reasonable attorneys’ fees and disbursements, including such incurred in connection with any appeal.

3.This Assignment may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on all parties hereto, even though all parties are not signatories to the same counterpart.

4.This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

5.	This Assignment shall be governed by and construed in accordance with the laws of the State of

Texas.

[Remainder of page intentionally blank – Signature pages follow]

Exhibit B-2 – Page 2 of 4

IN WITNESS WHEREOF, Seller and Purchaser have executed this Assignment the day and year first above written.

SELLER:
EAST & WEST JONES PLACEMENT AREAS, LLC,
a Texas limited liability company
By:
Its:

Exhibit B-2 – Page 3 of 4

PURCHASER:
,
a
By:
Name;
Title:

Exhibit B-2 – Page 4 of 4

EXHIBIT C

APPROXIMATE LOCATION OF LANDFILL

SB17
NEP
SB18
SB28/TW16
SB19/TW09
SB32
SB20/TW10
EPTP
N

LEGEND

- SB - SOIL BORING LOCATION
  TW - TEMPORARY MONITORING WELL
- APPROXIMATE TAR AREA
- APPROXIMATE INACTIVE LANDFILL
- COMPOSITE SAMPLE AREAS

NEP - NORTH EAST PILE

0 175 350
Feet

SOURCE: ESRI Online Imagery Service, 2009

WESTON SOLUTIONS

FIGURE 3
SOIL BORING AND TEMPORARY MONITORING WELL LOCATION MAP
AGRIFOS
2001 JACKSON ROAD
PASADENA, HARRIS COUNTY, TEXAS

DATE	PROJECT NO	SCALE
SEPT 2011	14911.001.001.0002	AS SHOWN

FILE: L:\14911_AGRIFOS\GIS\FIGURE_3_SOILBORING_TMW_LOCATIONS_MAP_2011 - NE.mxd 1:29:52 PM 9/14/2011 bondp

Exhibit C – Page 1 of 1

EXHIBIT D

DISCLOSURE NOTICE CONCERNING LEGAL AND ECONOMIC RISKS OF PURCHASING COASTAL REAL PROPERTY NEAR A BEACH PURSUANT TO TEXAS NATURAL RESOURCES CODE SECTION 61.025

RE: PURCHASE AND SALE AGREEMENT (“CONTRACT”) BETWEEN EAST & WEST JONES PLACEMENT AREAS, LLC, AS “SELLER,” AND , AS “PURCHASER,” CONCERNING THE REAL PROPERTY LOCATED AT:

SEE ATTACHED LEGAL DESCRIPTION*

[*The “Property” is more particularly described on Exhibit A-1 to the Contract to which this Exhibit is attached and incorporated by reference.]

WARNING: THE FOLLOWING NOTICE OF POTENTIAL RISKS OF ECONOMIC LOSS TO YOU AS THE PURCHASER OF COASTAL REAL PROPERTY IS REQUIRED BY STATE LAW.

•READ THIS NOTICE CAREFULLY. DO NOT SIGN THIS CONTRACT UNTIL YOU FULLY UNDERSTAND THE RISKS YOU ARE ASSUMING.

•BY PURCHASING THIS PROPERTY, YOU MAY BE ASSUMING ECONOMIC RISKS OVER AND ABOVE THE RISKS INVOLVED IN PURCHASING INLAND REAL PROPERTY.

•IF YOU OWN A STRUCTURE LOCATED ON COASTAL REAL PROPERTY NEAR A GULF COAST BEACH, IT MAY COME TO BE LOCATED ON THE PUBLIC BEACH BECAUSE OF COASTAL EROSION AND STORM EVENTS.

•AS THE OWNER OF A STRUCTURE LOCATED ON THE PUBLIC BEACH, YOU COULD BE SUED BY THE STATE OF TEXAS AND ORDERED TO REMOVE THE STRUCTURE.

•THE COSTS OF REMOVING A STRUCTURE FROM THE PUBLIC BEACH AND ANY OTHER ECONOMIC LOSS INCURRED BECAUSE OF A REMOVAL ORDER WOULD BE SOLELY YOUR RESPONSIBILITY.

The real Property described in this Contract is (or may be) located seaward of the Gulf Intracoastal Waterway to its southernmost point and then seaward of the longitudinal line also known as 97 degrees, 12', 19” which runs southerly to the international boundary from the intersection of the centerline of the Gulf Intracoastal Waterway and the Brownsville Ship Channel. If the Property is in close proximity to a beach fronting the Gulf of Mexico, the Purchaser is hereby advised that the public has acquired a right of use or easement to or over the area of any public beach by prescription, dedication, or presumption, or has retained a right by virtue of continuous right in the public since time immemorial, as recognized in law and custom.

The extreme seaward boundary of natural vegetation that spreads continuously inland customarily marks the landward boundary of the public easement. If there is no clearly marked natural vegetation line, the landward boundary of the easement is as provided by Sections 61.016 and 61.017, Natural Resources Code.

Much of the Gulf of Mexico coastline is eroding at rates of more than five feet per year. Erosion rates for all Texas Gulf property subject to the open beaches act are available from the Texas General Land Office.

State law prohibits any obstruction, barrier, restraint, or interference with the use of the public easement, including the placement of structures seaward of the landward boundary of the easement.  OWNERS OF

Exhibit D – Page 1 of 2

STRUCTURES ERECTED SEAWARD OF THE VEGETATION LINE (OR OTHER APPLICABLE EASEMENT BOUNDARY) OR THAT BECOME SEAWARD OF THE VEGETATION LINE AS A RESULT OF PROCESSES SUCH AS SHORELINE EROSION ARE SUBJECT TO A LAWSUIT BY THE STATE OF TEXAS TO REMOVE THE STRUCTURES.

The Purchaser is hereby notified that the Purchaser should:

(1)	determine the rate of shoreline erosion in the vicinity of the real Property; and

(2)seek the advice of an attorney or other qualified person before executing this Contract or instrument of conveyance as to the relevance of these statutes and facts to the value of the Property the Purchaser is hereby purchasing or contracting to purchase.

PURCHASER:

[**]

By:

Name:

Title:

SELLER:

EAST & WEST JONES PLACEMENT AREAS, LLC

By:

Name:

Title:

Exhibit D – Page 2 of 2

EXHIBIT E

NOTICE REGARDING COASTAL AREA PROPERTY PURSUANT TO TEXAS NATURAL RESOURCES CODE SECTION 33.135

RE: PURCHASE AND SALE AGREEMENT (“CONTRACT”) BETWEEN EAST & WEST JONES PLACEMENT AREAS, LLC, AS “SELLER,” AND , AS “PURCHASER,” CONCERNING THE REAL PROPERTY LOCATED AT:

SEE ATTACHED EXHIBIT A LEGAL DESCRIPTION*

[*The “Property” is more particularly described on Exhibit A-1 to the Contract to which this Exhibit is attached and incorporated by reference.]

1.

The real Property described in and subject to this Contract adjoins and shares a common boundary with the tidally influenced submerged lands of the state. The boundary is subject to change and can be determined accurately only by a survey on the ground made by a licensed state land surveyor in accordance with the original grant from the sovereign. The owner of the Property described in this Contract may gain or lose portions of the tract because of changes in the boundary.

2.

The seller, transferor, or grantor has no knowledge of any prior fill as it relates to the Property described in and subject to this Contract except: fill with dredge spoils as part of Seller’s (and previous owners’) dredge spoils disposal/placement business.

3.	State law prohibits the use, encumbrance, construction, or placing of any structure in, on, or over state-owned submerged lands below the applicable tide line, without proper permission.
4.

The Purchaser or grantee is hereby advised to seek the advice of an attorney or other qualified person as to the legal nature and effect of the facts set forth in this notice on the Property described in and subject to this Contract. Information regarding the location of the applicable tide line as to the Property described in and subject to this Contract may be obtained from the surveying division of the General Land Office in Austin.

PURCHASER:

[**]

By:

Name:

Title:

SELLER:

EAST & WEST JONES PLACEMENT AREAS, LLC

By:

Name:

Title:

Exhibit J - Page 1 of 1

LAND SALE CONTRACT – 341.3 ACRES IN HARRIS COUNTY, TX – JONES SPOILS TRACTS (EAST & WEST JONES PLACEMENT AREAS LLC & EQUITY RESOURCE PARTNERS-EAST WEST, LLC)

4855-8009-1487, v. 22

4855-8009-1487v.22